                                                                     Exhibit 2.1

                                                                  EXECUTION COPY




                               PURCHASE AGREEMENT

                                  by and among

                                FIBERMARK, INC.,

                                   REXAM PLC,

                            MITEK R-1 HOLDING COMPANY

                                       and

                               REXAM CFP LIMITED,

                                   dated as of

                                  March 6, 2001

                                TABLE OF CONTENTS

                                                                                                     Page
ARTICLE I PURCHASE AND SALE OF SHARES AND ASSETS......................................................2

         Section 1.1       Share Purchase.............................................................2
         Section 1.2       Asset Purchase.............................................................2
         Section 1.3       Assumption of Liabilities..................................................6
         Section 1.4       Purchase Price.............................................................7
         Section 1.5       Net Asset Value Adjustment.................................................7

ARTICLE II THE CLOSING................................................................................9

         Section 2.1       Time and Place of Closing..................................................9
         Section 2.2       Selling Parties' Deliveries................................................9
         Section 2.3       Purchaser's Deliveries....................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES....................................11

         Section 3.1       Organization and Qualification of the Selling Parties.....................11
         Section 3.2       Authorization.............................................................12
         Section 3.3       Execution, Validity of Agreement..........................................12
         Section 3.4       Consents and Approvals, No Violations.....................................12
         Section 3.5       Capitalization and Title to the Shares....................................13
         Section 3.6       Good Title Conveyed in the Shares.........................................13
         Section 3.7       Organization and Qualification of the Acquired Company....................13
         Section 3.8       Subsidiaries..............................................................14
         Section 3.9       Financial Statements......................................................14
         Section 3.10      No Undisclosed Liabilities................................................14
         Section 3.11      Absence of Certain Changes................................................14
         Section 3.12      Ownership of Assets and Condition of Certain Assets.......................14
         Section 3.13      Contracts and Commitments.................................................17
         Section 3.14      Customers and Suppliers...................................................18
         Section 3.15      Insurance.................................................................18
         Section 3.16      Casualties................................................................18
         Section 3.17      Litigation................................................................18
         Section 3.18      Environmental Matters.....................................................19
         Section 3.19      Compliance with Laws......................................................19
         Section 3.20      Employee Benefit Plans....................................................20
         Section 3.21      Tax Matters...............................................................20
         Section 3.22      Intellectual Property.....................................................23
         Section 3.23      Labor Matters.............................................................23
         Section 3.24      Bank Accounts.............................................................24
         Section 3.25      Brokers or Finders........................................................24
         Section 3.26      Receivables and Payables..................................................25
         Section 3.27      Inventory.................................................................25
         Section 3.28      Competition and Fair Trading Laws.........................................25
         Section 3.29      Grants....................................................................25
         Section 3.30      Insolvency, Etc...........................................................26
         Section 3.31      Disclosure................................................................26
         Section 3.32      No Other Representations..................................................26




ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................27

         Section 4.1       Organization..............................................................27
         Section 4.2       Authorization; Validity of Agreement......................................27
         Section 4.3       Consents and Approvals; No Violations.....................................27
         Section 4.4       Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk...28
         Section 4.5       Financing Documents, Availability of Funds................................28
         Section 4.6       Litigation................................................................28
         Section 4.8       Brokers or Finders........................................................29
         Section 4.9       Disclosure................................................................29

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS...........................................................29

         Section 5.1       Interim Operations of the Subject Companies...............................29
         Section 5.2       Access; Confidentiality...................................................31
         Section 5.3       Efforts and Actions to Cause Closing to Occur.............................31
         Section 5.4       Publicity.................................................................33
         Section 5.5       Employees; Employee Benefits..............................................33
         Section 5.6       Product Warranty and Liability Obligations................................38
         Section 5.7       Intercompany Arrangements.................................................39
         Section 5.8       Maintenance of Books and Records..........................................40
         Section 5.9       Environmental Responsibilities............................................40
         Section 5.10      Assignment of Contracts...................................................44
         Section 5.11      Cooperation in Litigation.................................................44
         Section 5.12      Transitional Services.....................................................45
         Section 5.13      Insurance.................................................................45
         Section 5.14      Hedging Contracts.........................................................45
         Section 5.15      Intercompany Receivables and Payables.....................................46
         Section 5.16      Updating Schedules........................................................46
         Section 5.17      Name Change...............................................................46

ARTICLE VI CONDITIONS................................................................................46

         Section 6.1       Conditions to Each Party's Obligation to Effect the Closing...............46
         Section 6.2       Conditions to Obligations of Purchaser to Effect the Closing..............47
         Section 6.3       Conditions to Obligations of the Selling Parties to Effect the Closing....47

ARTICLE VII TERMINATION..............................................................................48

         Section 7.1       Termination...............................................................48
         Section 7.2       Effect of Termination.....................................................49

ARTICLE VIII TAX MATTERS.............................................................................49

         Section 8.1       Tax Sharing Agreements with the Acquired Company..........................49
         Section 8.2       Taxes of Other Persons....................................................49
         Section 8.3       Returns for Periods Through the Closing Date..............................50
         Section 8.4       Audits....................................................................50
         Section 8.5       Taxes Related to the Asset Seller.........................................50
         Section 8.6       Cooperation...............................................................53
         Section 8.7       General Principles........................................................53
         Section 8.8       FIRPTA Tax Certificates...................................................53

ARTICLE IX DEFINITIONS AND INTERPRETATION............................................................53

         Section 9.1       Definitions...............................................................53
         Section 9.2       Interpretation............................................................63


                                       ii




ARTICLE X SURVIVAL AND INDEMNIFICATION...............................................................64

         Section 10.1      Survival..................................................................64
         Section 10.2      Indemnification by Rexam PLC..............................................64
         Section 10.3      Indemnification by Purchaser..............................................64
         Section 10.4      Method of Asserting Claims................................................65
         Section 10.5      Monetary Limitations on Indemnification...................................66
         Section 10.6      Exclusive Remedies........................................................67
         Section 10.7      Time Limits on Claims.....................................................67
         Section 10.8      Tax Effect and Insurance..................................................67

ARTICLE XI MISCELLANEOUS.............................................................................68

         Section 11.1      Fees and Expenses.........................................................68
         Section 11.2.     Amendments................................................................68
         Section 11.3.     Notices...................................................................68
         Section 11.4      Counterparts..............................................................69
         Section 11.5      Entire Agreement; No Third Party Beneficiaries............................69
         Section 11.6      Severability..............................................................70
         Section 11.7      Governing Law.............................................................70
         Section 11.8      Venue.....................................................................70
         Section 11.9      Time of Essence...........................................................70
         Section 11.10     Extension; Waiver.........................................................70
         Section 11.11.    Assignability.............................................................71
         Section 11.12     No Survival...............................................................71
         Section 11.13     Captions..................................................................71
         Section 11.14     Exhibits and Schedules....................................................71
         Section 11.15     Risk of Loss..............................................................71

                               INDEX TO SCHEDULES

Schedule Numbers                                                                     Descriptions
1.2(a)(i)...........................................................................Real Property
1.2(a)(ii)......................................................................Personal Property
1.2(a)(viii).............................................................Personal Property Leases
1.2(a)(x)....................................................................Governmental Permits
1.2(a)(xiv)..........................................................................Other Assets
1.2(b)(viii).......................................................Certain Computers and Programs
1.2(b)(xvi).................................................................Other Excluded Assets
1.3(a)(vi)..............................................................Other Assumed Liabilities
1.4..............................................................Allocation of the Purchase Price
1.5(a).......................................................Net Asset Value Calculation Schedule
3.1.............................................Jurisdiction of Formation for the Selling Parties
3.4.................................................Conflicts and Consents of the Selling Parties
3.5............................................................Capitalization and Title to Shares
3.7..........................Jurisdiction of Formation and Qualification for the Acquired Company
3.8..................................................................................Subsidiaries
3.9..........................................................................Financial Statements
3.10...................................................................No Undisclosed Liabilities
3.12(a)...................................................................Scheduled Real Property
3.12(b)..........................................................................Scheduled Leases
3.12(c)............................................................Scheduled Real Property Leases
3.12(d)..............................................................................Encumbrances
3.12(e)...............................................................Condition of Certain Assets
3.13..........................................................................Scheduled Contracts
3.15....................................................................................Insurance
3.17...........................................................................Litigation Matters
3.18........................................................................Environmental Matters
3.19.........................................................................Compliance with Laws
3.20................................................................................Benefit Plans
3.21..................................................................................Tax Matters
3.22........................................................................Intellectual Property
3.23................................................................................Labor Matters
3.24................................................................................Bank Accounts
4.3...........................................................Conflicts and Consents of Purchaser
4.5....................................................Financing Documents, Availability of Funds
5.1...................................................Interim Operations of the Subject Companies
5.5(c)..................................................................Purchaser's Welfare Plans
5.5(g)...................................................Continuing Employees of the Asset Seller
5.9(a)..........................Environmental Responsibilities for the Asset Seller Real Property
5.9(c)..............................................................................Existing RECs
5.10...................................................................English Leasehold Property
5.13.....................................................................Current Insurance Claims
5.14...........................................................................Hedging Contracts
5.15........................................................Intercompany Receivables and Payables

                                INDEX TO EXHIBITS

Exhibit Numbers                                               Descriptions
2.2(j)..............................................Form of Certificate of Title
5.9(h)...................................................Form of Reliance Letter

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (the "Agreement"), dated as of March 6, 2001, is entered into by and among FIBERMARK, INC., a Delaware corporation ("Purchaser"), REXAM PLC, a public limited company organized under the laws of England and Wales ("Rexam PLC"), MITEK R-1 HOLDING COMPANY, a Delaware corporation (the "Company Shareholder") and the RED BRIDGE DIVISION of REXAM CFP LIMITED, a company organized under the laws of England and Wales (as it relates to the Business, the "Asset Seller"). Rexam PLC, together with the Company Shareholder and the Asset Seller, are referred to herein collectively as the "Selling Parties" and individually as a "Selling Party." Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in
Article IX hereof.

                                    RECITALS

         WHEREAS, the Asset Seller is an indirect, wholly-owned Subsidiary of Rexam PLC;

         WHEREAS, the Asset Seller is willing to sell, transfer, convey, assign and deliver to Purchaser substantially all the assets of the Red Bridge Division of the Asset Seller relating to the operation of the Business, and Purchaser is willing to purchase such assets of the Red Bridge Division of the Asset Seller and to assume certain liabilities and obligations of the Red Bridge Division of Asset Seller, all in accordance with the terms, conditions and agreements herein contained (the "Asset Purchase");

         WHEREAS, the Company Shareholder is an indirect, wholly-owned Subsidiary of Rexam PLC;

         WHEREAS, the Company Shareholder owns all of the outstanding shares of capital stock of Rexam DSI Inc., a company organized under the laws of the State of New York (the "Acquired Company");

         WHEREAS, the Company Shareholder is willing to sell, transfer and deliver all the issued and outstanding shares of capital stock of the Acquired Company (the "Shares" and such purchase of the Shares referred to herein as the "Share Purchase");

         WHEREAS, the Asset Seller, together with the Acquired Company, are referred to herein collectively as the "Subject Companies" and individually as a "Subject Company";

         WHEREAS, the Subject Companies are engaged in the business of manufacturing and converting both cloth and latex saturated papers to produce decorative materials that are used in the publishing, stationery and premium packaging markets (the "Business"); and

         WHEREAS, unless otherwise defined elsewhere herein, capitalized terms used herein have the respective meanings ascribed to them in Article IX.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I
                     PURCHASE AND SALE OF SHARES AND ASSETS

SECTION 1.1       SHARE PURCHASE.

         (a) Subject to the terms and conditions of this Agreement, at the Closing, the Company Shareholder shall sell, convey, assign, transfer and deliver to Purchaser all of the Shares free and clear of all Encumbrances, and Purchaser shall purchase, acquire and accept the Shares from the Company Shareholder.

         (b) At Purchaser's election, exercisable by written notice to Rexam PLC not less than ten (10) Business Days prior to the scheduled Closing Date, this Agreement in respect of the Share Purchase shall be converted, with only such modifications as are necessary to give effect to the change in form of the transaction, into an agreement for the acquisition of the Acquired Company by means of a reverse merger whereby a wholly owned subsidiary of Purchaser ("Sub"), shall be merged with and into the Acquired Company with the Acquired Company surviving. Upon such election, all references herein to the Share Purchase, Share Purchase Price and other matters pertaining to the Share Purchase shall instead be references to the merger, the merger price, and other matters pertaining to the merger, respectively; and each party shall take all steps and do all acts, including the execution and delivery of documents, as are or may be necessary or appropriate to implement the conversion of this Agreement, as provided in this Section 1.1(b).

SECTION 1.2       ASSET PURCHASE.

         (a) Description of Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Asset Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire free and clear of all Encumbrances other than Permitted Encumbrances (and with the benefit of the same covenants, save in respect of Permitted Encumbrances, as are implied under Part I of the LMPA where a disposition is expressed to be made with full title guarantee), all right, title and interest in, to and under the assets of the Asset Seller, relating to the operation of the Business including but not limited to the following assets, used or held for use in connection with the Business as the same shall exist at the Closing Time (collectively, the "Purchased Assets"), but specifically excluding the Excluded
Assets:

               (i) Real Property. All of the Asset Seller's Real Property and interests therein used in the Business, including any real property leases, options or similar rights to purchase, real property and buildings, structures, facilities, fixtures and other improvements thereon, including without limitation those described in Schedule 1.2(a)(i) hereto;

               (ii) Tangible Personal Property. All of the Asset Seller's tangible personal property used in the Business (other than Inventory), including but not limited to those described by asset type on Schedule 1.2(a)(ii) hereto;

               (iii) Inventory. All of the Asset Seller's Inventory used in the Business as of the Closing Time;

               (iv) Receivables. All Receivables of the Asset Seller as of the Closing Time arising out of sales in connection with the conduct of the Business;

               (v) Intellectual Property. Subject to Section 1.2(b)(xii) hereof, all rights of the Asset Seller in the Intellectual Property belonging to, used in or appertaining to the Purchased Assets or the Business, but subject to applicable grants, restrictions and limitations contained in the license agreements, grants or assignments in favor of the Asset Seller relating to the Intellectual Property, including without limitation, those rights of the Asset Seller in the Intellectual Property specified in Schedule 3.22 hereto;

               (vi) Records. Subject to Section 1.2(b)(iv) hereof, all of the Asset Seller's business records relating to the Business (other than those relating exclusively to Excluded Assets and not to the Business), including, without limitation, all supplier and customer lists, license lists, distributor lists, bid and quote information, customer correspondence and employee records for employees employed by or under contractual arrangements with the Asset Seller at the Closing Time;

               (vii) Prepaid Items. All of the Asset Seller's prepaid and deferred items or credits and deposits existing at the Closing Time with respect to the Business, including, without limitation, prepaid rent, taxes, car leases, computer maintenance contracts and exhibition shows (other than those prepaid items referred to in Section 1.2(b)(ii));

               (viii) Personal Property Leases. Subject to Section 5.10 hereof, all leases of tangible personal property entered into by the Asset Seller for or on behalf of the Business, including vehicle leases, whether as lessor, sublessor, lessee or sublessee, including without limitation those Leases identified on Schedule 1.2(a)(viii);

               (ix) Contracts. Subject to Section 1.2(b) and Section 5.10 hereof, all contracts, agreements, commitments and licenses with customers, suppliers, vendors, or others appertaining to or entered into by the Asset Seller for or on behalf of the Business (the "Assumed Contracts"), including without limitation, sales and purchase orders, bids, offers or documents submitted in response to bid requests or solicitations or invitations to bid or quote, any collective bargaining agreements relating to the Business, hedging contracts, sales representative, agency, dealer and distributor agreements, hold harmless or indemnification contracts or covenants relating to the Business and indemnifying the Asset Seller and all other contracts, agreements, commitments and licenses entered into by the Asset Seller for or on behalf of the Business prior to the Closing Time, including without limitation those Contracts specified on
          Schedule 3.13;

               (x) Governmental Permits. Subject to Section 5.10 hereof, all licenses, certificates, permits, franchises, approvals, rights and other authorizations from all federal, state or other public authorities necessary or appropriate for the ownership or use of the Purchased Assets in the operation of the Business that are held by the Asset Seller (the "Governmental Permits"), including without limitation those Governmental Permits identified on Schedule 1.2(a)(x);

               (xi) Employment Agreements. The employment agreements between the Asset Seller and employees of the Asset Seller relating to the Business, which may be amended prior to Closing in accordance with
          Section 5.1 hereof;

               (xii) Warranty Claims Against Suppliers. All of the Asset Seller's causes of action, claims and demands, if any, against third parties with respect to defective goods, products or services relating to the Business, including raw material inventory;

               (xiii) Goodwill. All of the goodwill of the Asset Seller relating to the Business; and

               (xiv) Other Assets. All of the Asset Seller's other assets relating to the Business, including without limitation those set forth on Schedule 1.2(a)(xiv).

         (b) Excluded Assets. The Purchased Assets to be purchased and sold hereunder, and the term "Purchased Assets" as used herein, shall not include the following assets (the "Excluded Assets") of the Asset Seller in existence at the Closing Time which have not been set forth and computed in determining the Baseline Net Asset Value, the Estimated Net Asset Value, the Initial Net Asset Value or the Closing Date Net Asset Value, as hereinafter defined (together, the "Net Asset Values"):

               (i) Cash. All of the Asset Seller's cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents except petty cash;

               (ii) Insurance Policies Maintained on Behalf of Asset Seller. All casualty, liability or other policies of insurance maintained on behalf of the Asset Seller or the Asset Seller's Affiliates and rights thereunder and any prepaid insurance premiums existing as of the Closing Time related to such policies;

               (iii) Tax Refunds; Claims. All refunds of any Tax for which the Asset Seller is liable pursuant to Section 8.5(a) including, without limitation, all claims for refunds arising from tax periods prior to the Closing Date;

               (iv) Corporate Files. All checks and drafts of the Asset Seller and all of the Asset Seller's records and files, banking records, Tax Returns, accounting records and such other similar books and records relating to the Business located at the corporate offices of Rexam PLC in London, England and the Asset Seller in North Wales, England and of the Asset Seller in Bolton, Lancashire, including, without limitation, such books and records as may relate to the Business to the extent the same are archived documents (not stored in actively maintained or accessed file systems), duplicate documents to those located at the Asset Seller's facilities, or which constitute compilations or consolidations of documents located at the Asset Seller's facilities; provided, however, that the foregoing exclusion does not apply to any original record or document (other than checks and drafts) relating exclusively to the Business for which there is no original counterpart located at a facility owned by or leased to the Asset Seller, or any copy of any document for which there is no original or other copy located at such facility; and provided, further, that the Asset Seller shall be allowed to retain (a) original personnel files pertaining to employees of the Asset Seller terminated prior to the Closing Time, (b) copies of all personnel files pertaining to current employees of the Asset Seller at the Closing Time, and (c) copies of all employer's liability claim files of the Asset Seller;

               (v) Corporate Rights. The right or franchise of the Asset Seller to be a limited company and all documents pertaining thereto, including without limitation Organizational Documents, Operating Documents, corporate seals, minute books and stock books;

               (vi) Indemnity Rights. All indemnity and contribution rights granted to or owed by third parties to the Asset Seller with respect to liabilities and obligations that do not constitute Assumed Liabilities, and any and all rights or assets arising from and directly related to the defense, release, compromise, discharge or satisfaction by the Asset Seller of such liabilities and obligations;

               (vii) Causes of Action. All of the Asset Seller's causes of action, judgments, claims and demands of whatever nature against third parties arising out of or relating to events prior to the Closing Time other than the defective goods and services claims referred to in
          Section 1.2(a)(xii);

               (viii) Certain Computers and Programs. The wide area network servers and all software thereon and the computer programs and software specified by the parties on Schedule 1.2(b)(viii);

               (ix) Guarantees. All guarantees given by the Asset Seller or its Affiliates for the benefit of the Business;

               (x) Deferred Charges. All of the Asset Seller's deferred charges, advance payments, prepaid items, security and other deposits, claims for refunds, rights of offset, and credits of all kinds relating solely to the Excluded Assets or the Excluded Liabilities;

               (xi) Rights under this Agreement. The Asset Seller's rights under this Agreement;

               (xii) Rexam Name. All right, title and interest in the Rexam name and any signage bearing such name;

               (xiii) Benefit Plans. All rights and interest to the Benefit
          Plans;

               (xiv) Intercompany Receivables. Any intercompany receivables of the Asset Seller incurred in connection with the Business from Rexam PLC or an Affiliate of Rexam PLC (other than the Acquired Company), other than any such receivables set forth and computed in determining the Closing Date Net Asset Value;

               (xv) Bank Accounts. All bank accounts, safe deposit boxes, checking accounts or other accounts of any nature maintained on behalf of the Asset Seller by Rexam PLC or another Affiliate; and

               (xvi) Other Excluded Assets. Those assets reflected on Schedule 1.2(b)(xvi).

SECTION 1.3       ASSUMPTION OF LIABILITIES.

          (a) Liabilities to be Assumed by Purchaser. As partial consideration for the consummation of the transactions contemplated by this Agreement and in any related document, instrument, or agreement executed in connection with this Agreement, at the Closing, Purchaser shall deliver to the Asset Seller an instrument of assumption in form satisfactory to Rexam PLC and Purchaser pursuant to which Purchaser shall assume and agree to thereafter perform when due and discharge in accordance with their respective terms, and indemnify the Selling Parties and hold the Selling Parties harmless with respect to the following liabilities and obligations of the Asset Seller in respect of the Business (the "Assumed Liabilities"):

               (i) Accrued Liabilities. All liabilities and obligations of the Asset Seller in respect of the Business that (A) were set forth on the Financial Statements or the Interim Management Accounts or (B) have been incurred since the dates of the Financial Statements or the Interim Management Accounts of the same kind and nature as those set forth on the Financial Statements or the Interim Management Accounts, including, without limitation, in either case, all accounts payable including intercompany trade accounts, accrued expenses, accrued Taxes (other than corporation Taxes), customer charge backs, discounts, commissions, credits and rebates, customer deposits and other liabilities which shall not have been paid or discharged prior to the Closing Time, but only to the extent such liabilities and obligations are finally included in calculating the Closing Date Net Asset Value;

               (ii) Leases and Assumed Contracts. All liabilities and obligations relating to or arising out of performance of the real property leases, personal property leases and/or Assumed Contracts referred to in Sections 1.2(a)(i), 1.2(a)(viii) and 1.2(a)(ix) hereof after the Closing Time or, to the extent such liabilities and obligations are finally included in calculating the Closing Date Net Asset Value, prior to the Closing Time;

               (iii) Labor Grievances. All labor grievances brought after the Closing even if the cause of such grievance arose prior to Closing;

               (iv) Product Warranty. Those relating to or arising out of product warranty claims;

               (v) Pending Litigation. All liabilities and obligations in respect of any litigation pending against the Asset Seller as of the Closing Time which is disclosed on Schedule 3.17; and

               (vi) Other Assumed Liabilities. Those liabilities and obligations, if any, listed on Schedule 1.3(a)(vi).

          (b) Excluded Liabilities. The liabilities to be assumed by Purchaser and the term "Assumed Liabilities" shall expressly exclude all other liabilities of the Asset Seller, including without limitation all liabilities that accrued prior to the Closing Date that were not included in calculating the Closing Date Net Asset Value (the "Excluded Liabilities").

SECTION 1.4       PURCHASE PRICE.

         Subject to the terms and conditions of this Agreement, in consideration of the consummation of the Transactions, Purchaser shall, in addition to assuming the Assumed Liabilities, pay to Rexam PLC (on behalf of the Asset Seller and the Company Shareholder) in cash $140,000,000 at Closing which amount shall be increased or decreased at Closing to the extent that the Estimated Net Asset Value is more or less than the Baseline Net Asset Value (the "Purchase Price") and shall be further subject to adjustment under Section 1.5. The Purchase Price shall be allocated between the Asset Purchase (the "Asset Purchase Price") and the Share Purchase (the "Share Purchase Price") for all purposes (including financial accounting and Tax purposes) as set forth on
Schedule 1.4. Unless otherwise agreed to in writing by the parties, any adjustment pursuant to this Section 1.4 or Section 1.5 shall be allocated to the Share Purchase Price.

SECTION 1.5       NET ASSET VALUE ADJUSTMENT.

         (a) Two Business Days prior to the Closing, Rexam PLC shall provide Purchaser with a certificate prepared in good faith of Rexam PLC's estimate of the Net Asset Value of the Subject Companies (the "Estimated Net Asset Value") as of the Closing. Net Asset Value calculations shall be prepared in accordance with the Net Asset Value Calculation Schedule attached hereto as Schedule 1.5(a). For purposes of calculating the Estimated Net Asset Value, the parties hereby agree that Rexam PLC shall use the Exchange Rate in effect as of two Business Days prior to the Closing.

         (b) For the purpose of calculating the Closing Date Net Asset Value, Rexam PLC and the Purchaser shall jointly conduct a physical inventory as of an agreed upon date of the Subject Companies' raw materials, work in process and finished goods which shall be valued at the lower of cost or market value consistent with Rexam Accounting Policies with an appropriate writedown of any damaged, obsolete or otherwise nonconforming raw materials, work in progress and finished goods. Rexam PLC shall perform the remaining calculations necessary to determine the Net Asset Value as of the close of business on the Closing Date. As soon as practical following the Closing Date and in any event within 30 days thereof, Rexam PLC shall prepare and deliver to Purchaser a schedule showing Rexam PLC's calculation of the Net Asset Value as of the Closing Date (the "Initial Net Asset Value Statement"). For purposes of calculating the Initial Net Asset Value Statement, the parties hereby agree that Rexam PLC shall use the Exchange Rate in effect as of the Closing Date as determined in accordance with Rexam Accounting Policies.

         (c) Rexam PLC shall provide the Purchaser and its representatives with full access to the work papers of Rexam PLC used to calculate the Initial Net Asset Value Statement. If Purchaser disagrees with the Initial Net Asset Value Statement, Purchaser shall notify Rexam PLC of such disagreement, setting forth in detail the particulars of such disagreement within 15 days after its receipt of the Initial Net Asset Value Statement. In the event of any such notice of disagreement, the Purchaser and Rexam PLC shall use their reasonable efforts for a period of 30 days to resolve any disagreements with respect to the calculation of the Closing Date Net Asset Value (as defined below). If at the end of such period, they are unable to resolve any disagreements, Rexam PLC and Purchaser shall select an independent accounting firm of nationally recognized standing other than a firm that is the primary accountant for either Purchaser or the Selling Parties (the "Accountants"), to resolve such disagreements. The Accountants shall resolve as promptly as practicable any such disagreements acting as experts and not as arbitrators. The determination of the Accountants shall (in the absence of manifest error) be final, binding and conclusive on the parties. Rexam PLC and Purchaser shall share equally the fees and expenses incurred by the Accountants in resolving such disagreements. The date of the final resolution of the Net Asset Value as of the Closing Date shall be referred to as the "Determination Date". The amount of the Net Asset Value as of the Closing Date as finally determined pursuant to this Section 1.5(c) is referred to herein as the "Closing Date Net Asset Value".

         (d)      The Purchase Price shall be adjusted as follows:

               (i) Payment by Rexam PLC. If the Closing Date Net Asset Value is less than the Estimated Net Asset Value, Rexam PLC shall within five Business Days after the Determination Date pay to the Purchaser an amount equal to the Estimated Net Asset Value minus the Closing Date Net Asset Value.

               (ii) Payment by Purchaser. If the Closing Date Net Asset Value is greater than the Estimated Net Asset Value, Purchaser shall, within five Business Days after the Determination Date, pay to Rexam PLC an amount equal to the Closing Date Net Asset Value minus the Estimated Net Asset Value.

               (iii) Undisputed Amounts. If pursuant to Section 1.5(c) above, there is a dispute as to the final determination of the Closing Date Net Asset Value, Rexam PLC or Purchaser shall promptly cause to be paid to the other at the end of the 30-day period provided under
          Section 1.5(c) hereof for resolving any disagreements with respect to the calculation of the Closing Date Net Asset Value, such amounts as are not in dispute, pending final determination of such dispute pursuant to Section 1.5(c).

               (iv) Interest. Any adjustments in the Purchase Price hereunder shall bear interest from the Closing Date at the thirty-day Dealer Commercial Paper rate as reported in the Wall Street Journal (New York Edition) as of the interest calculation date.


                                   ARTICLE II
                                   THE CLOSING

SECTION 2.1       TIME AND PLACE OF CLOSING.

         The consummation of the Transactions (the "Closing") shall be held at such location(s) in the United States as mutually agreed upon by Rexam PLC and Purchaser, and shall occur two (2) Business Days following the satisfaction and/or waiver of all conditions to Closing set forth in Article 6 unless another date is agreed to by the parties hereto (the "Closing Date"). The Closing as it relates to each of the Subject Companies shall be effective as of 11:59 p.m., local time for such Subject Company, on the Closing Date (the "Closing Time"). At the Closing, Rexam PLC shall cause the sale and conveyance of the Shares, the Business and the Purchased Assets by appropriate instruments of transfer and Purchaser shall pay the Purchase Price and evidence its assumption of the Assumed Liabilities.

SECTION 2.2       SELLING PARTIES' DELIVERIES.

         At Closing, the Selling Parties shall deliver to Purchaser the following:

         (a) Share Certificates. Certificates representing the Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power or assignment duly and validly executed by registered holders of the Shares and otherwise sufficient to vest in Purchaser good title to such Shares.

         (b) Acquired Company Director Resignations. Resignations of each director of the Acquired Company.

         (c) Consents. Subject to the provisions of Section 5.10 below, the consents described in Schedule 3.4(c) hereto in form reasonably satisfactory to Purchaser.

         (d) Corporate Approval. Copies, certified by the respective Secretary or Assistant Secretary of such Selling Party, of the approval by the Board of Directors of each Selling Party and by the shareholders of the Acquired Company and of Rexam PLC (if required by law or by rule of any applicable securities exchange), authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the Transactions.

         (e) Compliance with Law. All permits, approvals and consents of all governmental bodies or agencies set forth on Schedule 3.4 which are necessary so that consummation of the Transactions will be in compliance with applicable law.

         (f) Other Assurances. Such certificates, assurances and documents as Purchaser may reasonably request in order to provide evidence of the accuracy of the Selling Parties' representations and warranties and the performance of their respective covenants and agreements to be performed at the Closing.

         (g) Instruments of Transfer. An instrument of assignment and such other assignments, bills of sale, certificates of title and other instruments of transfer, all in form reasonably satisfactory to Purchaser, as are necessary to convey fully and effectively to Purchaser the Business and the Purchased Assets in accordance with the terms hereof.

         (h) Deeds. Deeds sufficient to transfer and convey good title to any Real Property owned by the Asset Seller.

         (i) Title Insurance Affidavits. Title insurance affidavits in the forms reasonably required by the applicable title companies and all and any indemnities reasonably required by such title companies to give Purchaser good, marketable and insurable title to any Real Property owned by the Acquired Company.

         (j) Title Certificate. Certificate of Title by Messrs. Hammond Suddards Edge of Leeds, England, in respect of all of the Real Property of the Asset Seller, in the form entitled "The City of London Law Society Land Law Sub-Committee - Long Form Certificate (4th Edition, November 1999)," in the form of Exhibit 2.2(j) hereto (the "Certificate of Title").

         (k) Transitional Services Agreement. The Transitional Services Agreement duly executed by the Selling Parties.

         (l) Vacant Possession. Vacant possession of any Real Property of the Asset Seller or other tangible Purchased Assets, subject to the provisions of
Schedule 5.10.

SECTION 2.3       PURCHASER'S DELIVERIES.

         At Closing, Purchaser shall deliver to Rexam PLC the following:

         (a) Payment of Purchase Price. The amount set forth in Section 1.3.

         (b) Consents. The consents, if any, described in Schedule 4.3(c) hereto in form reasonably satisfactory to Rexam PLC.

         (c) Corporate Approval. Copies, certified by the respective Secretary or an Assistant Secretary of Purchaser, of the approval by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the Transactions.

         (d) Assumptions. The instrument of assumption referred to in Section 1.3(a) in form reasonably satisfactory to Rexam PLC pursuant to which Purchaser assumes the Assumed Liabilities.

         (e) Compliance with Law. All permits, approvals and consents of all governmental bodies or agencies set forth on Schedule 4.3 which are necessary so that consummation of the Transactions will be in compliance with applicable law.

         (f) Other Assurances. Such certificates, assurances and documents as Rexam PLC may reasonably request in order to provide evidence of the accuracy of Purchaser's representations and warranties, the performance of their respective covenants and agreements to be performed at or prior to the Closing and the fulfillment of the conditions to Rexam PLC's and the Subject Companies' obligations.


                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

         Except as set forth in the attached Schedules prepared by the Selling Parties and delivered to Purchaser simultaneously with the execution hereof or as disclosed in, or as readily inferable from, the Financial Statements, the Selling Parties, jointly and severally, represent and warrant to Purchaser that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of the Selling Parties contained herein, disclosure in any of the Schedules attached hereto of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Selling Parties calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties if it is reasonably apparent on the face of the Schedule that such disclosure is applicable. The inclusion of any information in any Schedule or other document delivered by the Selling Parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 3.1       ORGANIZATION AND QUALIFICATION OF THE SELLING PARTIES.

         Schedule 3.1 sets forth the name and jurisdiction of formation for each Selling Party. Each Selling Party is validly existing and in good standing under the laws of its jurisdiction of formation, and each Selling Party has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on the Business as now being conducted and to own the Purchased Assets to which it has title, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the Purchased Assets, the Business or the Selling Parties' ability to consummate the Transactions. Each of the Selling Parties and the Acquired Company has heretofore delivered to

Purchaser complete and correct copies of its Organizational Document and Operating Document as presently in effect.

SECTION 3.2       AUTHORIZATION.

         Each Selling Party has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by each Selling Party of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of such Selling Party, and by the registered holders of the capital stock of such Selling Party (if required by law or by any applicable securities exchange), and no other action on the part of any Selling Party or any Affiliate of the Selling Parties is necessary to authorize the execution and delivery by the Selling Parties of this Agreement or the consummation of the Transactions.

SECTION 3.3       EXECUTION, VALIDITY OF AGREEMENT.

         This Agreement has been duly executed and delivered by each Selling Party, and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of each Selling Party, enforceable against such Selling Party in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

SECTION 3.4       CONSENTS AND APPROVALS, NO VIOLATIONS.

         Except as set forth in Schedule 3.4 hereto and for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Securities Act, the HSR Act, any Foreign Antitrust Laws, and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by the Selling Parties, the consummation by the Selling Parties of the Transactions or compliance by the Selling Parties with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Operating Documents or Organizational Documents of any Selling Party or the Acquired Company, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Selling Party or the Acquired Company is a party or by which any Selling Party or the Acquired Company or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Selling Party or the Acquired Company or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which (A) would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the Selling

Parties' ability to consummate the Transactions or (B) would become applicable as a result of the business or activities in which Purchaser is or proposes to be engaged other than the Business or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

SECTION 3.5       CAPITALIZATION AND TITLE TO THE SHARES.

         Schedule 3.5 sets forth the number of shares of capital stock authorized and the number of shares outstanding for the Acquired Company. The record and beneficial owner of all the issued and outstanding capital stock of the Acquired Company is set forth on Schedule 3.5, with Rexam PLC having the right to deliver and sell, or to cause to be delivered and sold, the same pursuant to this Agreement. The certificates representing the Shares are free and clear of all Encumbrances, and all material claims and charges of any kind. All the outstanding shares of the Acquired Company are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.5, as of the date hereof, there are no shares of capital stock of the Acquired Company authorized, issued or outstanding. There are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Acquired Company obligating the Acquired Company to issue, transfer or sell or cause to be issued, transferred or sold any of its shares of capital stock.

SECTION 3.6       GOOD TITLE CONVEYED IN THE SHARES.

         Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, the stock certificates, stock powers, endorsements, assignments and other instruments to be executed and/or delivered by the Company Shareholder to Purchaser at the Closing will be valid and binding obligations of the Company Shareholder, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good title to all the Shares that are outstanding as of the Closing, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act and any applicable state or foreign securities laws, and, assuming the Purchaser does not have notice of any adverse claim to the Shares within the meaning of
Section 8-303 of the Delaware Uniform Commercial Code, the Purchaser will acquire all rights of the Company Shareholder in the Shares free of any adverse claim within the meaning of Section 8-102 of the Delaware Uniform Commercial Code.

SECTION 3.7       ORGANIZATION AND QUALIFICATION OF THE ACQUIRED COMPANY.

         Schedule 3.7 sets forth the name and jurisdiction of formation of the Acquired Company and the jurisdictions in which it is qualified to do business. The Acquired Company (a) is a corporation validly existing and in good standing under the laws of its jurisdiction of formation, (b) has full power and authority to carry on the Business as it is now being conducted and to own the properties and assets it now owns, and (c) is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which such qualification is required or, if the Acquired Company is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without a Company Material Adverse Effect.

SECTION 3.8       SUBSIDIARIES.

         Except as set forth on Schedule 3.8, neither Subject Company owns, directly or indirectly, any shares of capital stock or other equity interest (or any other interest convertible into an equity interest) in any corporation, partnership, limited liability company, joint venture or other business entity, and has no commitment to contribute to the capital of, make loans to, or share in the losses of, any enterprise.

SECTION 3.9       FINANCIAL STATEMENTS.

         True and complete copies of the Financial Statements are set forth in
Schedule 3.9 hereto. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Subject Companies, have been prepared on the basis of the Rexam Accounting Policies and are in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the combined financial position and the combined results of operations and cash flows of the Subject Companies, as of the times and for the periods referred to therein. Rexam PLC has provided to the Purchaser copies of the Interim Management Accounts which are unaudited statements subject to normal recurring year-end audit adjustments and which do not have the applicable year-end footnotes attached thereto, except as included therein. Except as described above, the Interim Management Accounts have been prepared on the basis of the Rexam Accounting Policies and are in accordance with GAAP, applied on a consistent basis.

SECTION 3.10      NO UNDISCLOSED LIABILITIES.

         Except as set forth in Schedule 3.10 and except for liabilities and obligations incurred in the ordinary course of business, between the date of the Interim Management Accounts and the date hereof, no Subject Company has incurred any material liabilities or material obligations that, taken as a whole, contingent or otherwise, would be required to be disclosed, reflected or reserved against in a combined balance sheet of the Subject Companies (including the related notes thereto, where applicable) prepared on the basis of the Rexam Accounting Policies and in accordance with GAAP, applied on a consistent basis. Notwithstanding any provision herein to the contrary, nothing in this Section
3.10 shall be deemed to apply to, or expand the scope of the representations and warranties made in Section 3.17 or 3.18 with respect to, any of the matters referred to in Section 3.17 or Section 3.18.

SECTION 3.11      ABSENCE OF CERTAIN CHANGES.

         Except as (a) disclosed in the Interim Management Accounts or (b) expressly required by this Agreement, since the date of the Interim Management Accounts, (i) no event or events that would, individually or in the aggregate, result in a Company Material Adverse Effect has or have occurred and (ii) no Subject Company has taken any action that, if taken after the date hereof, would constitute a violation of Sections 5.1(a) through (i).

SECTION 3.12      OWNERSHIP OF ASSETS AND CONDITION OF CERTAIN ASSETS.

         (a) Real Property. Set forth on Schedule 3.12(a) is a complete list and the location of all Real Property (the "Scheduled Real Property"). True and complete copies of (a) all deeds, leases, title insurance policies and surveys in possession of the Acquired Company relating to the Scheduled Real Property of the Acquired Company and (b) all documents in possession of the Acquired Company evidencing any Encumbrances upon the Scheduled Real Property of the Acquired Company have heretofore been furnished to Purchaser. Except as set forth in
Schedule 3.12(a), with respect to each parcel of Scheduled Real Property:

               (i) the Acquired Company has good and clear record and marketable title to each parcel of its Scheduled Real Property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, encumbrance, easement, covenant or other restriction, except for Permitted Encumbrances;

               (ii) the Asset Seller has good and marketable fee or leasehold title (as the case may be) to each parcel of its Scheduled Real Property, free of all leases, tenancies, mortgages, charges, liens, or rent charges, except for Permitted Encumbrances;

               (iii) there are no (A) pending or, to the Selling Parties' Knowledge, threatened condemnation proceedings relating to such parcel, (B) pending or, to the Selling Parties' Knowledge, threatened litigation or administrative actions relating to such parcel, or (C) other matters affecting adversely the current use of such parcel or the occupancy or value thereof;

               (iv) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel;

               (v) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

               (vi) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Business as currently conducted;

               (vii) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel; and

               (viii) no Selling Party has received notice of any noncompliance of the Scheduled Real Property with any applicable zoning law, code or ordinance and, to the Selling Parties' Knowledge, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels.

         (b) Leases. Set forth on Schedule 3.12(b) is a complete list of all Leases (the "Scheduled Leases"). A true and complete copy of each Scheduled Lease (and, if a Scheduled Lease is a sublease, a true and complete copy of the lease(s) which relates to such Scheduled Lease) has heretofore been delivered to Purchaser. Each Scheduled Lease is valid, binding, in full force and effect and enforceable against the applicable Subject Company and, to the Selling Parties' Knowledge, the other parties thereto and there is no existing default by any Subject Company under any of the Scheduled Leases which constitutes a Company Material Adverse Effect;

         (c) Real Property Leases. Set forth on Schedule 3.12(c) is a complete list of all Real Property Leases (the "Scheduled Real Property Leases"). A true and complete copy of each Scheduled Real Property Lease (and if the Scheduled Real Property Lease is a sublease, a true and complete copy of the lease(s) which relates to such Scheduled Real Property Lease) has heretofore been delivered to Purchaser, except in the case of the Scheduled Real Property Lease described in item 2 of Schedule 1.2(a)(i) for which no copy of such lease has been delivered to the Purchaser. Except as set forth on Schedule 3.12(c):

               (i) each Scheduled Real Property Lease is valid, binding, in full force and effect and enforceable against the applicable Subject Company and, to the Selling Parties' Knowledge, the other parties thereto;

               (ii) except as set forth on Schedule 3.4, no Scheduled Real Property Lease to which a Subject Company is a party requires a Subject Company to obtain the consent or approval of another party as a result of either the Asset Seller assigning a Scheduled Real Property Lease to Purchaser or a "change in control" of the Acquired Company occurring and, assuming any consent or approval listed on
          Schedule 3.4 is obtained, each Scheduled Real Property Lease will continue to be valid, in full force and effect and enforceable against such Subject Company and/or the Purchaser, as the case may be, and to the Selling Parties' Knowledge, the other parties thereto, immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

               (iii) there is not and, to the Selling Parties' Knowledge, there has not been claimed or alleged by any Person with respect to a Scheduled Real Property Lease any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of a Subject Company, or, to the Selling Parties' Knowledge, on the part of any other party thereto, except such defaults, events of default and other events that would not result in a material adverse effect of any Scheduled Real Property Lease;

               (iv) there are no disputes, oral agreements or forbearance programs in effect as to any Scheduled Real Property Lease;

               (v) neither the Selling Party nor any Subject Company has assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

               (vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Business as currently conducted.

         (d) Title to Properties, Encumbrances. Except for property sold since the date of the Interim Management Accounts in the ordinary course of business, each Subject Company has good title to all the properties and assets reflected on the Interim Management Accounts free and clear of all material Encumbrances not disclosed in the Interim Management Accounts or set forth in Schedule 3.12(d).

         (e) Condition of Certain Assets. Except as set forth on Schedule 3.12(e), considered in the aggregate, the buildings and equipment used by the Subject Companies in the conduct of the Business are structurally sound, are in reasonable operating condition and reasonable state of repair, and are adequate for the uses for which they are intended, provided that, individually no such building or equipment is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings and equipment used by the Subject Companies are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, subject to the need for certain services and or assets provided to the Subject Companies under the Transitional Services Agreement. Except as set forth on Schedule 3.12(e), the buildings, equipment and other assets owned or leased by the Subject Companies are sufficient for the conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, subject to the need for certain services and assets provided to the Subject Companies under the Transitional Services Agreement.

SECTION 3.13      CONTRACTS AND COMMITMENTS.

         (a) Schedule 3.13 hereto sets forth, as of the date hereof, a true, complete and correct list of every contract, agreement, sales agency or representative arrangement, loan, lease, license, guarantee, understanding or commitment of the Subject Companies relating to the conduct of the Business ("Scheduled Contracts") that (i) provides for aggregate future payments by a Subject Company, or to a Subject Company, of more than $250,000 and has an unexpired term exceeding six months and may not be canceled upon 60 days' notice without any liability, penalty or premium (excluding purchase orders, invoices, banking contracts and leasing transactions entered into or incurred in the ordinary course of business); (ii) was entered into by a Subject Company with a stockholder, officer, director or significant employee of a Subject Company;
(iii) is a collective bargaining or similar agreement; (iv) involves an agreement with any bank, finance company or similar organization for Indebtedness of a Subject Company; (v) materially restricts a Subject Company from engaging in any business or activity anywhere in the world; (vi) is an employment agreement, consulting agreement or similar arrangement to which a Subject Company is a party or (vii) involves a partnership, joint venture or other revenue-sharing, cost-sharing or income-sharing arrangement, manufacturing rights, exclusive marketing or distribution rights, "most favored nation" pricing provisions, exclusive purchasing of goods or services from a third party, goods or services for which a third party is a Subject Company's sole practicable source of supply, confidentiality restrictions or guarantee, suretyship or indemnification obligations on the part of a Subject Company.

         (b) As of the date hereof, (i) each Scheduled Contract is valid, in full force and effect and enforceable against the applicable Subject Company and, to the Selling Parties' Knowledge, the other parties thereto (ii) there is not, and no Person has made any claim or allegation to any Subject Company or the Selling Parties with respect to, any existing default with respect to a Scheduled Contract or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of a Subject Company, or, to the Selling Parties' Knowledge, on the part of any other party thereto, except such defaults, events of default and other events that would not result in a material adverse effect on any Scheduled Contract; and (iii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Scheduled Contracts, other than (A) such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given, (B) such consents, approvals, authorizations, waivers or notices the failure of which to have or give would not have a material adverse effect on any Scheduled Contract, and (C) such consents as disclosed on
Schedule 3.4(c) hereto. For avoidance of doubt no claim has been made or, to the Selling Parties' Knowledge, threatened or otherwise alleged by any employee of the Asset Seller or by any representative of such employee against the Asset Seller relating in any way to the employee's employment with the Asset Seller as it relates to the Business, whether such claims arise under or in connection with the employee's contract of employment or under statute or otherwise.

SECTION 3.14      CUSTOMERS AND SUPPLIERS.

         Since the date of the Interim Management Accounts, to the Selling Parties' Knowledge, there has not been any material adverse change in the business relationship of a Subject Company relating to the conduct of the Business with any customer who accounted for more than 5% of the Subject Companies' sales relating to the conduct of the Business (on a combined basis) during the period since the date of the Interim Management Accounts, or any supplier from whom the Subject Companies purchased more than 5% of the goods or services relating to the conduct of the Business (on a combined basis) which they purchased during the same period or which is the Subject Companies' sole practicable source of supply for any product or service.

SECTION 3.15      INSURANCE.

         Rexam PLC and its Subsidiaries maintain for the benefit of the Subject Companies relating to the conduct of the Business policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are listed on Schedule 3.15. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, or increase of the premium for any such insurance policy listed on Schedule 3.15 has been received by any Selling Party. Purchaser acknowledges that no such policy or coverage applicable to the Subject Companies will be assigned to Purchaser.

SECTION 3.16      CASUALTIES.

         Since the date of the Interim Management Accounts, the Subject Companies have not been affected as a result of flood, fire or explosion relating to the Business which constitutes a Company Material Adverse Effect.

SECTION 3.17      LITIGATION.

         Except as set forth in Schedule 3.17, there is no action, suit, inquiry, proceeding or investigation by or before any court tribunal or Governmental Entity or statutory agency or body

(including but not limited to the Health and Safety Executive or the Equal Opportunities Commission or the Disability Rights Commission) pending or, to the Selling Parties' Knowledge, threatened against or involving a Selling Party or the Acquired Company relating to the conduct of the Business that has a reasonable possibility of having a Company Material Adverse Effect or that questions or challenges the validity of this Agreement or any action to be taken by a Selling Party or the Acquired Company pursuant to this Agreement or in connection with the Transactions. Further, no facts or circumstances exist relating to the conduct of the Business by the Subject Companies prior to the Closing which will result in any action, suit, inquiry, proceeding or investigation by or before any court tribunal or Governmental Entity or statutory agency or body (including but not limited to the Health and Safety Executive or the Equal Opportunities Commission or the Disability Rights Commission).

SECTION 3.18      ENVIRONMENTAL MATTERS.

         Except as set forth in Schedule 3.18, (a) to the Selling Parties' Knowledge, each Subject Company is, with respect to the conduct of the Business, in material compliance with all applicable Environmental Laws in effect as of the Closing Date, (b) no Subject Company has received any written notice with respect to the Business of, or any property now or previously owned or leased by, a Subject Company relating to the conduct of the Business from any Governmental Entity or third party alleging that a Subject Company is not in material compliance with any Environmental Law, (c) to the Selling Parties' Knowledge, with respect to any Real Property now or previously owned or used by a Subject Company with respect to the conduct of the Business, there has been no "release" of a "hazardous substance," as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., or comparable foreign law (as applicable) in excess of a reportable quantity which release remains unresolved or imposes any continuing obligation under any Environmental Law in effect as of the Closing Date on any real property owned or formerly owned by such Subject Company that is or was used with respect to the conduct of the Business, (d) the Subject Company has no liability under Environmental Law in effect as of the Closing Date arising from waste disposed of or released at any location other than a Real Property now or previously owned by a Subject Company, and (e) there are not presently outstanding any past or present claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, reasonable attorney's fees, disbursements and expenses arising out of or in connection with any non-compliance with any Environmental Law in effect as of the Closing Date, which arise out of the Subject Companies' management, use, control, ownership or operation of the Business by the Subject Companies and which commenced before the Closing.

SECTION 3.19      COMPLIANCE WITH LAWS.

         Except as set forth in Schedule 3.19, to the Selling Parties' Knowledge, the Subject Companies have complied in a timely manner and in all material respects with all laws, rules and regulations, codes of practice, ordinances, judgments, awards, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that apply to the Business or the properties or assets of a Subject Company relating to the conduct of the Business, except for violations that in the aggregate would not constitute a

Company Material Adverse Effect; provided that, nothing contained in this
Section 3.19 shall be deemed to apply to, or expand the scope of the representations and warranties made in Section 3.18 with respect to, any of the matters referred to in Section 3.18.

SECTION 3.20      EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.20 hereto contains a true and complete list of all Benefit Plans maintained by or on behalf of the Subject Companies relating to the conduct of the Business. Rexam PLC has heretofore made available to Purchaser a true and complete copy of each written Benefit Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle.

         (b) Except as set forth on Schedule 3.20, to the extent that any Benefit Plan is subject to United States laws:

               (i) No liability under Title IV or Section 302 of ERISA has been incurred by a Subject Company or any ERISA Affiliate that has not been satisfied in full.

               (ii) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

               (iii) No Title IV Plan is a "multi-employer pension plan," as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

               (iv) Each Benefit Plan has been operated and administered in accordance with its terms and applicable law, including ERISA and the Code, except as would not have a Company Material Adverse Effect.

               (v) Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

         (c) Each Benefit Plan that is subject to laws other than United States laws has been operated and administered in all material respects in accordance with such applicable laws, except as would not have a Company Material Adverse Effect.

SECTION 3.21      TAX MATTERS.

         (a) Each Tax Return of the Acquired Company, and each VAT (sales tax) return of the Asset Seller, that was required to be filed by such Subject Company has been filed on a timely basis, and all such Tax Returns were correct and complete in all material respects. All Taxes of the Acquired Company and all VAT (sales tax) of the Asset Seller have been paid on a timely basis, whether or not shown on the Acquired Company's or any Selling Party's Tax Returns, that were due and payable. All Taxes that each Subject Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been paid on a timely basis to the proper Governmental Entity.

         (b) The unpaid Taxes of each Subject Company for Tax Periods through the date of the Interim Management Accounts do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Management Accounts. All Taxes attributable to the period from and after the date of the Interim Management Accounts and continuing through the Closing Date are attributable to the conduct by each Subject Company of their respective operations in the ordinary course of business. For purposes of determining the amount of Taxes attributable to a specified period (e.g., the period from the date of the Interim Management Accounts through the Closing Date) other than a Tax Period, each Tax shall be computed as if the specified period were a Tax Period.

         (c) The Acquired Company has delivered or made available to the Purchaser correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Company since 1997. Except as set forth in Schedule 3.21(c), no examination or audit of any Tax Return of the Acquired Company or of any Selling Party insofar as it relates to the Acquired Company by any Governmental Entity is currently in progress or, to the Selling Parties' Knowledge, threatened or contemplated. The Acquired Company does not have any outstanding issues pursuant to notification by any jurisdiction that the jurisdiction believes that the Acquired Company or any Selling Party insofar as it relates to the Acquired Company was required to file any Tax Return that was not filed. The Acquired Company has no actual or potential liability for any Taxes of any Person (other than the Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar or comparable provision of state, local or foreign law), or as a transferee or successor, by contract, or otherwise.

         (d) No Subject Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to an assessment of or deficiency in Taxes.

         (e) Except as set forth in Schedule 3.21(e), no Subject Company is a party to any Tax litigation or is the subject of any Tax audit. No Subject Company is or has been a party to any specific transaction the main purpose of which has been to avoid, defer, or reduce Taxes. Classifications, definitions, valuation, and principles used in the accounts of each Subject Company are in accordance with the classifications, definitions, valuations, and principles used in the Tax Returns of the Subject Company, as the case may be. No Subject Company is or has been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

         (f) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of a Subject Company, other than with respect to Taxes not yet due and payable.

         (g) The Acquired Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Acquired Company are subject an election under Section 341(f) of the Code.

         (h) The Acquired Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (i) The Acquired Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or will be, separately or in the aggregate, "excess parachute payments" within the meaning of Section 280G of the Code.

         (j) None of the assets of the Acquired Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

         (k) The Acquired Company has not undergone and is not required to undergo a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

         (l) The Acquired Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

         (m) There is no limitation on the utilization by the Acquired Company of its net operating losses, built-in losses, Tax credits, or similar items under Section 382, 383, or 384 of the Code or comparable provisions of state law (other than any such limitation arising as a result of the consummation of the Transactions contemplated by this Agreement).

         (n) The Acquired Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Acquired Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

         (o) The Acquired Company is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

         (p) All documents (other than those which have ceased to have any legal effect) to which the Asset Seller is a party and which are material to the title of the Purchased Assets have been duly stamped and no such documents which are outside the U.K. would attract stamp duty if they were brought into the U.K.

         (q) All tax payable upon the importation of goods, and all excise duties payable to H.M. Customs and Excise payable in respect of the Purchased Assets, have been paid in full, and none of the Purchased Assets is liable to confiscation, forfeiture or distress.

         (r) All National Insurance Contributions and sums payable by the Asset Seller to the Inland Revenue under the Pay As You Earn ("PAYE") system have been duly and properly paid. Proper records have been maintained in respect of all such matters. The Asset Seller has deducted all tax required by law to be deducted from all other payments to or treated as made to employees and ex-employees of the Asset Seller. The Asset Seller has accounted to the Inland Revenue for all tax so deducted together with all tax chargeable on benefits provided for its employees and ex-employees.

SECTION 3.22      INTELLECTUAL PROPERTY.

         Except as set forth on Schedule 3.22 hereto, Rexam PLC or a Subject Company owns, or is licensed to use or otherwise possesses legally enforceable rights in, the Company Intellectual Property and on the Closing Date the Purchaser shall obtain from the Selling Parties ownership of (or rights, legally enforceable directly by the Purchaser and not through any Selling Party in) the Company Intellectual Property. Except as set forth on Schedule 3.22 hereto or as covered by the Transitional Services Agreement, the Company Intellectual Property is sufficient for the conduct of the Business as presently conducted and as proposed to be conducted. Except as set forth on Schedule 3.22 hereto, to the Selling Parties' Knowledge, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Company Intellectual Property. Except as set forth on Schedule 3.22 hereto, the conduct of the Business and the Company Intellectual Property do not infringe, violate or misappropriate any Intellectual Property rights of any Person, and no Selling Party has received any written notice from any other Person pertaining to or challenging the right of a Subject Company to use any of the Company Intellectual Property. The Selling Parties have taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property which is owned by a Subject Company. To the Selling Parties' Knowledge: (a) no other Person has any rights to any of the Company Intellectual Property owned by (and not licensed to) a Subject Company (except pursuant to agreements or licenses specified in Schedule 3.22), and (b) no other Person is infringing, violating or misappropriating any of the Company Intellectual Property owned by (and not licensed to) a Subject Company.

SECTION 3.23      LABOR MATTERS.

         Except as set forth on Schedule 3.23 hereto:

         (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Selling Parties' Knowledge, threatened against a Subject Company with respect to the conduct of the Business;

         (b) no Subject Company is a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of a Subject Company with respect to the conduct of the Business;

         (c) no labor union has been certified by the National Labor Relations Board, to the extent applicable, as bargaining agent for any of the employees of the Acquired Company with respect to the conduct of the Business;

         (d) no Subject Company has experienced any material work stoppage or other material labor difficulty with respect to the conduct of the Business during the two-year period ending on the date hereof;

         (e) there is no unfair labor practice charge or complaint against the Acquired Company with respect to the conduct of the Business pending or threatened before the National Labor Relations Board, to the extent applicable;

         (f) since January 1, 2000, the Acquired Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and there has not occurred a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or facility of the Acquired Company;

         (g) no application has been made to the Selling Parties or to the Central Arbitration Committee seeking union recognition in respect of some or all of the Selling Parties' employees in the UK;

         (h) the Selling Parties have complied with their obligations under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981; and

         (i) for the avoidance of doubt, no claim has been made or, to the Selling Parties' Knowledge, threatened or otherwise alleged by any employee of the Asset Seller or by any representative of such employee against the Asset Seller relating in any way to the employee's employment with the Asset Seller whether such claims arise under or in connection with the employee's contract or under any statute or otherwise howsoever.

SECTION 3.24      BANK ACCOUNTS.

         Schedule 3.24 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which a Subject Company maintains lockboxes, safe deposit boxes, checking accounts or other accounts of any nature, the available balance or overdrawn balance of which customarily exceeds $25,000 (other than those accounts of the Acquired Company that are being closed prior to Closing), and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

SECTION 3.25      BROKERS OR FINDERS.

         No Selling Party has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for

Credit Suisse First Boston, whose fees and expenses will be paid by Rexam PLC in accordance with Rexam PLC's agreements with such firm.

SECTION 3.26      RECEIVABLES AND PAYABLES.

         All Receivables and all trade accounts payable of the Subject Companies relating to the conduct of the Business have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice and are valued based upon the Rexam Accounting Policies and in accordance with GAAP.

SECTION 3.27      INVENTORY.

         All Inventory of the Subject Companies relating to the conduct of the Business is merchantable and is valued based on Rexam Accounting Policies in accordance with GAAP. All such inventory consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Interim Management Accounts and the Financial Statements. All inventories not written-off have been priced at the lower of cost or net realizable value on a first-in, first out basis.

SECTION 3.28      COMPETITION AND FAIR TRADING LAWS.

         (a) Insofar as it relates to the Business, no Selling Party is a party to (or concerned in) any agreement, arrangement, concerted practice or course of conduct which: (i) is registrable under applicable laws in any relevant jurisdictions; or (ii) contravenes any such laws, or (iii) falls within Article 81 and/or Articles 82 of the EC Treaty; or (iv) falls within Article 53 and/or
Article 54 of the Agreement on the European Economic Area; or (v) contravenes, or, to the Selling Parties' Knowledge, is likely to contravene, the prohibitions of the Competition Act 1998; or (vi) otherwise infringes the competition legislation or practice of any other jurisdiction.

         (b) No Selling Party has received or, to the Selling Parties' Knowledge, is likely to receive any process, notice or other communication (formal or informal) by or on behalf of the Commission of the European Communities, the EFTA Surveillance Authority or any other authority having jurisdiction in competition matters in relation to any aspect of the Business or any agreement, arrangement, concerted practice or course of conduct to which any of them is, or is alleged to be, a party in relation to the Business.

         (c) No Selling Party is subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters in respect of the Business which is still in force.

SECTION 3.29      GRANTS.

         To the Selling Parties' Knowledge, nothing has been done, agreed to be done or omitted to be done as a result of which either (i) any investment or other grant paid for use in the Business is liable to be refunded in whole or in part or (ii) any such grant for which application has been made will or may not be paid or may be reduced (as a result of the transaction contemplated by this Agreement).

SECTION 3.30      INSOLVENCY, ETC.

         (a) No order has been made, petition presented or meeting convened for the winding up of any Selling Party or for the appointment of any provisional liquidatory (or equivalent in the jurisdiction of its incorporation) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no cases or proceedings pending against a Selling Party under any applicable insolvency, reorganization or similar laws in any relevant jurisdiction, and, to the Selling Parties' Knowledge, no events have occurred which, under applicable laws, would justify any such cases or proceedings.

         (b) No petition has been presented for an administration order to be made in relation to any Selling Party, and no receiver (including, without limitation, any administrative receiver), or the equivalent in the relevant jurisdiction of incorporation, has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Selling Party nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose) by any Governmental Entity.

         (c) No Selling Party is insolvent or unable to pay its debts as they fall due.

SECTION 3.31      DISCLOSURE.

         None of the representations and warranties made by the Selling Parties contained in this Agreement or any Schedule hereto or in any other document, certificate or other instrument executed by or on behalf of the Selling Parties at Closing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in light of the circumstances which it was or will be made, in order to make the statements herein or therein not misleading. The Selling Parties shall promptly either (i) give all consents required by the Confidentiality Agreement to the inclusion of information about the Subject Companies in drafts of the Financing Documents that shall be delivered to them or (ii) provide all corrections necessary to enable them to give such consents. The Selling Parties have obtained the agreement of Ernst & Young to be named as an expert in any Financing Document and to provide comfort letters to UBS Warburg in a form mutually acceptable to Ernst & Young and UBS Warburg.

SECTION 3.32      NO OTHER REPRESENTATIONS.

         Except for the representations and warranties expressly contained in this Article III, no Selling Party nor any other Person acting on behalf of a Selling Party makes any representation or warranty, express or implied.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby makes the following representations and warranties to the Selling Parties, each of which is true and correct as of the date hereof.

SECTION 4.1       ORGANIZATION.

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the Transactions.

SECTION 4.2       AUTHORIZATION; VALIDITY OF AGREEMENT.

         Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock or other equity issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Selling Parties, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

SECTION 4.3       CONSENTS AND APPROVALS; NO VIOLATIONS.

         Except as set forth on Schedule 4.3 hereto and for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, any Foreign Antitrust Law and state and foreign securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Operating Document or Organizational Document of Purchaser,
(b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the Transactions.

SECTION 4.4 ACQUISITION OF SHARES FOR INVESTMENT; ABILITY TO EVALUATE AND BEAR RISK.

         (a) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign securities laws, except pursuant to an exemption from such registration under such act and such laws.

         (b) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

SECTION 4.5       FINANCING DOCUMENTS, AVAILABILITY OF FUNDS.

         Schedule 4.5 sets forth each registration statement, highly confident letter, credit rating letter, underwriting agreement or offering memorandum (the "Financing Documents") relating to the Purchaser's plans at the date hereof to secure the financing necessary to consummate the Transactions, including without limitation, any plans to issue debt or equity securities in a private placement which is exempt from registration under the Securities Act or to issue publicly registered debt securities in exchange for privately issued debt securities. Purchaser shall make available to the Selling Parties copies of each draft of each Financing Document no later than five (5) Business Days (and the substantially final draft of each such Financing Document no later than 24 hours) before its first use for their review and consent pursuant to the terms of the Confidentiality Agreement and shall make any factual corrections in the information regarding the Subject Companies that the Selling Parties indicate are required in order to obtain such consent.

SECTION 4.6       LITIGATION.

         There is no claim, action, suit, proceeding or governmental investigation pending or, to Purchaser's Knowledge, threatened against Purchaser or any of its Subsidiaries by or before any court or Governmental Entity that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of Purchaser to complete the Closing in all material respects.

SECTION 4.7       LABOR MATTERS.

         The Purchaser has complied with its obligations under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and has provided the Asset Seller with such information as is necessary to enable the Asset Seller to comply with its obligations under Regulation 10(3) of such regulations.

SECTION 4.8       BROKERS OR FINDERS.

         Neither Purchaser nor any of its Affiliates, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder's fees in connection with the Transactions except for any firm whose fees and expenses will be paid by the Purchaser in accordance with the Purchaser's agreements with such firm.

SECTION 4.9       DISCLOSURE.

         All of the representations and warranties made by the Purchaser contained in this Agreement and in any schedule to this Agreement are true, correct and complete in all material respects and do not omit to state any material fact necessary to make the statements contained herein or therein not misleading.



                                    ARTICLE V
                        CERTAIN COVENANTS AND AGREEMENTS

SECTION 5.1       INTERIM OPERATIONS OF THE SUBJECT COMPANIES.

         Except (i) as expressly provided in this Agreement, (ii) as set forth in the Schedules hereto and (iii) as may be consented to in writing by Purchaser (such consent not to be unreasonably withheld or conditioned) Rexam PLC shall assure that, after the date hereof and prior to the Closing Date, in respect of the Business:

               (a) the Subject Companies shall conduct the Business in the same manner as heretofore conducted and only in the ordinary course;

               (b) no Subject Company shall: (i) amend its Operating Document or Organizational Document, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, except cash dividends payable on or before the Closing Date, (iv) split, combine or reclassify any shares of any class or series of its stock, (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares or (vi) make or authorize any capital expenditure


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


          in excess of $250,000 in any four or five week accounting period following the date hereof (other than capital expenditures set forth on Schedule 5.1(b) which have already been budgeted for by a Subject Company);

               (c) no Subject Company shall: (i) incur or assume any long-term debt, (ii) modify the terms of any Indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice, or (iii) assume or guarantee the obligations of any other Person, except in the ordinary course of business consistent with past practice;

               (d) no Subject Company shall make any change in the compensation payable or to become payable to any of its employees (other than normal recurring increases in the ordinary course of business or required by the current terms of any Benefit Plan existing on the date hereof) nor shall any Subject Company make any other changes to the employment contracts of any of its employees; provided however, that the Acquired Company (i) shall have the right to amend any employment agreement with any of its employees or officers existing as of the Closing Date in order to modify or eliminate (A) any requirement of continuing employment after the Closing Date, (B) the terms and manner of payment of any "stay pay" bonus and/or (C) any noncompetition provision, and (ii) shall amend such employment agreements so that they do not contain any obligations of the types described in subsection (i)(A) and (i)(B) above that are binding on the Acquired Company or the Purchaser (as purchaser of the Shares) at or after the Closing Time;

               (e) no Subject Company shall voluntarily permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated prior to the Closing Date without notice to Purchaser, except policies providing coverage for losses not in excess of $5,000,000 which are replaced without diminution of or gaps in coverage;

               (f) no Subject Company shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

               (g) no Subject Company shall change in any material respect any of the accounting methods used by it unless required by GAAP, as applied on a consistent basis, as applicable;

               (h) no Subject Company shall take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied, or would make any representation or warranty of the Selling Parties contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Purchaser or the Selling Parties to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and


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


               (i) no Subject Company shall enter into any agreement, contract, commitment or arrangement to do any of the things described in Subsections (a) through (h) above.

SECTION 5.2       ACCESS; CONFIDENTIALITY.

         (a) Rexam PLC shall cause the Subject Companies prior to the Closing to
(i) give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Subject Companies relating to the Business, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) cause the officers of the Subject Companies to furnish Purchaser with such financial and operating data and other information with respect to the Business and the properties of the Subject Companies as Purchaser may from time to time reasonably request; provided that any such access shall be conducted at Purchaser's expense, at a reasonable time, under the observation of the Subject Companies' personnel and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to interfere with the normal operation of the business of the Subject Companies or the Business. Notwithstanding anything contained in this Agreement or any other agreement between Purchaser and any Selling Party executed prior to the date hereof, neither Rexam PLC, the Subject Companies, nor any Affiliate of Rexam PLC shall have any obligation to make available to Purchaser or its representatives, or provide Purchaser or its representatives with, any consolidated, combined or unitary Tax Return filed by Rexam PLC or any of its Affiliates or their respective predecessors, or any related material (provided, that all information used in such Unitary Tax Return that pertains solely to the Subject Companies shall be provided to the Purchaser). Nothing herein shall require any Selling Party to disclose any information to Purchaser if such disclosure would contravene any applicable laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which a Selling Party or any Affiliate of a Selling Party is a party but excluding any legal restriction arising solely from the lack of written consent from employees to Purchaser's review of their personnel data outside the European Union).

         (b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect. The information contained herein, in the schedules hereto or delivered to Purchaser or its authorized representatives pursuant hereto shall be deemed to be Confidential Information (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing. Except as otherwise provided in Section 5.4, Purchaser shall cause its consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of law and then still subject to the provisions of the Confidentiality Agreement to the extent permitted by law).

SECTION 5.3       EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.

         (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Rexam PLC shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to


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


consummate the Closing of the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require any Selling Party to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested.

         (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform each other party of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

         (c) In addition to and without limiting the agreements of the parties contained above, Purchaser and Rexam PLC shall (i) take promptly all actions necessary to make the filings required of them or any of their respective Affiliates under the HSR Act and any Foreign Antitrust Law, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Rexam PLC or any of their respective Affiliates from the FTC, the DOJ or any Foreign Antitrust Administrator pursuant to the HSR Act or any Foreign Antitrust Law or from any state attorney general or other Governmental Entity in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act or any Foreign Antitrust Law and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any Foreign Antitrust Administrator, any state attorney general or any other Governmental Entity, (iv) use their best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law and (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any Foreign Antitrust Administrator, any state attorney general or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any Foreign Antitrust Administrator, any state attorney general or any other Governmental Entity in connection with the Transactions. Concurrently with the filing of notifications under the HSR Act or any Foreign Antitrust Law or as soon thereafter as practicable, Rexam PLC and Purchaser shall each request early termination of the HSR Act waiting period or any corresponding provision of any Foreign Antitrust Law. With regard to Purchaser, "best efforts" for purposes of Section 5.3(c)(iv) shall


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


not include (x) proffering Purchaser's willingness to accept an order providing for the divestiture by Purchaser of such properties, assets, operations, or businesses of Purchaser or the Business (as are necessary to permit Purchaser to consummate the Transactions, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture), or
(y) Purchaser's willingness to accept such other conditions, restrictions, limitations, or agreements affecting Purchaser's full rights or ownership of the Purchased Assets and the assets of the Acquired Company as may be necessary to resolve such objections, if any, as may be asserted by the FTC, DOJ, any Foreign Antitrust Administrator, any state attorney general or any other Governmental Entity with respect to the Transactions under any antitrust law. Purchaser shall engage appropriate experts with experience in antitrust matters to advise them regarding any comments or objections or requests for additional information received or anticipated from the FTC, DOJ, any Foreign Antitrust Administrator, any state attorney general or any other Governmental Entity in connection with the Transactions. Purchaser shall consult regularly with the Selling Parties in advance and from time to time regarding the conduct and status of any filings with Governmental Entities and provide the Selling Parties with copies of such filings in sufficient time for the Selling Parties to provide meaningful input as to strategy and content (provided that Purchaser shall be entitled to redact any of its confidential information contained in such filings before providing copies to the Selling Parties) and any significant strategies, approaches or other actions that Purchaser expects or intends to adopt or take in connection therewith.

SECTION 5.4       PUBLICITY.

         From the date of this Agreement until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VII, neither Rexam PLC, the Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement or the Transactions without prior consultation with Rexam PLC and Purchaser, except as legal counsel shall advise may be required by law or by any listing agreement with a national securities exchange or trading market and then only after Rexam PLC and Purchaser have been afforded a reasonable opportunity to review and comment on the same.

SECTION 5.5       EMPLOYEES; EMPLOYEE BENEFITS.

         (a) For the purposes of this Agreement, the term "Active Employees" shall mean each person employed by a Subject Company as of the Closing Time who is performing work duties in connection with the Business for such Subject Company or is absent from work (1) by reason of a scheduled day off; (2) by reason of a sick day or a paid vacation day, personal day or holiday; (3) by reason of a family or medical leave covered under Section 102 of the Family and Medical Leave Act of 1993 or any comparable foreign law; or (4) due to any short-term disability or other authorized leave or suspension under such Subject Company's policies or practices. Purchaser shall, as of the Closing Time, offer employment to all Active Employees of the Asset Seller who are not employed in the United Kingdom. Such employment may be employment at will. For the avoidance of doubt, the parties intend that the contracts of employment of those Active Employees of the Asset Seller who are employed in the United Kingdom and all rights and duties and obligations of the Asset Seller thereunder shall be


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


automatically transferred to the Purchaser with effect from the Closing Time. Active Employees of the Asset Seller who accept employment with Purchaser pursuant to this Section 5.5(a) together with the Active Employees of the Acquired Company are referred to collectively as "Continuing Employees." If any Continuing Employee is discharged by Purchaser or Purchaser's Affiliates, then Purchaser shall be responsible for any and all severance costs for such Continuing Employee under any severance benefit plan or arrangement maintained or entered into by Purchaser, Purchaser's Affiliates or the Acquired Company. Purchaser shall be responsible and assume all liability for all notices or payments due to any Continuing Employees, and all notices, payments, fines or assessments due to any Governmental Entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of the Continuing Employees, including without limitation, the WARN Act, Section 4980B of the Internal Revenue Code, Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and any rules or regulations as have been issued in connection with the foregoing. The Asset Seller acknowledges and assumes all liabilities, if any, under any comparable foreign law with respect to all of its employees as of the Closing Time who do not become Continuing Employees. The Purchaser and the Asset Seller shall cooperate in signing and sending to each of the Continuing Employees who were Active Employees employed in the United Kingdom forthwith after the Closing Time a notice of transfer of employment in the agreed form. The parties' cooperation in this respect shall not constitute an admission that the other party has complied with its duties under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulation 1981.

         (b) From and after the Closing Time, Purchaser shall provide, or cause to be provided, benefits for Continuing Employees who are covered by the Collective Bargaining Agreements in accordance with the terms of the Collective Bargaining Agreements. Continuing Employees who are covered by the Collective Bargaining Agreements participate in one or both of (i) the Rexam Pension Plan for Collectively Bargained Employees (the "Union Pension Plan") and (ii) the Rexam Retirement Savings Plan for Collectively Bargained Employees (the "Union 401(k) Plan" and together with the Union Pension Plan, the "Union Qualified Plans"). Continuing Employees participating in the Union Qualified Plans shall terminate as participants and become fully vested in their accrued benefits under such plans on the day prior to the Closing Date. Purchaser shall permit any such employees who become Continuing Employees to directly roll over any eligible rollover distributions from the Union Qualified Plans to a defined contribution plan of Purchaser.

         (c) On and for a period of not less than one year following the Closing, Purchaser shall provide, or shall cause to be provided, welfare benefits for Continuing Employees who are not covered by the Collective Bargaining Agreements that are substantially equivalent to the welfare benefits provided to such employees under such benefit plans as Purchaser makes available to similarly situated employees of Purchaser on the day prior to the Closing Date ("Purchaser's Welfare Plans"), which benefits are described in Schedule 5.5(c), except as otherwise required under applicable law with respect to Continuing Employees who are employed in the United Kingdom. Purchaser shall be liable for and shall pay all health and dental care and short-term disability benefits due and payable to or for the benefit of Continuing Employees under Purchaser's welfare benefit plans with respect to claims incurred from and after


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


the Closing Date. Continuing Employees who are not covered by the Collective Bargaining Agreements shall receive service credit for their service with the Subject Companies and their predecessors for purposes of participation and vesting (but not for benefit accrual purposes except to the extent required by Section 5.5(f) below) under Purchaser's Welfare Plans (but only to the extent such service was taken into account under the Benefit Plans made available to the employees of the Subject Companies on the day prior to the Closing Date). Purchaser shall provide that no additional waiting periods, deductibles, exclusions or benefit limitations for pre-existing conditions shall be imposed or assessed against such Continuing Employees (or their dependents) under Purchaser's Welfare Plans (other than as would have been applicable to such Continuing Employees or their dependents under the Benefit Plans made available to the employees of the Subject Companies on the day prior to the Closing Date). Purchaser shall provide that Purchaser's Welfare Plans shall recognize any expenses paid by such Continuing Employees (or their dependents) which were applied to meet deductibles and maximum out-of-pocket limits under the Benefit Plans for the calendar year of the Closing as if such expenses had been paid under Purchaser's Welfare Plans for purposes of applying the deductible and maximum out-of-pocket limits of Purchaser's Welfare Plans for such calendar year.

          (d) (i) The Acquired Company's employees who are not covered by the Collective Bargaining Agreements participate in one or more of:

                    (A) the Rexam Retirement Income Pension Plan (the "Salaried
               Pension Plan"); and

                    (B) the Rexam Retirement Savings Plan (the "Salaried 401(k)
               Plan" and together with the Salaried Pension Plan, the "Non-Union Qualified Plans").

          Acquired Company employees participating in the Non-Union Qualified Plans shall terminate as participants and become fully vested in their accrued benefits under such plans on the day prior to the Closing Date. Purchaser shall permit any such employees who become Continuing Employees to directly roll over any eligible rollover distributions from such plans to a defined contribution plan of Purchaser.

               (ii) Purchaser acknowledges that certain participants in the Salaried 401(k) Plan and the Union 401(k) Plan have loans outstanding thereunder, and to the extent permitted under the Code, Purchaser agrees to accept the notes evidencing such loans as part of any "eligible rollover distributions," as defined in Section 402(c)(4) of the Code, to a defined contribution plan of Purchaser, subject to such procedures as Purchaser may reasonably require. Within sixty (60) days following the Closing Date, the Selling Parties shall cause to be provided to Purchaser a list of such loans outstanding on the Closing Date.

         (e) Continuing Employees of the Acquired Company who are participants in the medical care and dependent care spending account plan maintained by the Selling Parties ("DSI's Spending Accounts") as of the day prior to the Closing Date shall become participants in a substantially equivalent medical care and dependent care spending account plan established for Continuing U.S. Employees by Purchaser ("Purchaser's Spending Accounts"). Any elections made by such Continuing Employees with respect to DSI's Spending Accounts shall remain in effect and no change in elections shall be effected as a result of such Continuing Employees' becoming participants in Purchaser's Spending Accounts. Within fourteen (14) days following the Closing Date, the Selling Parties shall cause Purchaser to be provided with information concerning the amount elected by each Continuing Employee to be contributed to each of DSI's Spending Accounts for the plan year of the Closing, the amount of all benefit payments made on behalf of or to such Continuing Employees from DSI's Spending Accounts for such plan year through the day prior to the Closing Date and the outstanding balances in each of DSI's Spending Accounts for each Continuing Employee as of the day prior to the Closing Date. Purchaser shall pay from Purchaser's Spending Accounts all eligible expenses incurred during the plan year of the Closing by Continuing Employees (whether before or after the Closing
Date) which are unpaid as of the day prior to the Closing Date in accordance with the policies in effect with respect to Purchaser's Spending Accounts for all participants.

         (f) Effective as of the Closing Date, Purchaser shall adopt and establish a post-retirement welfare benefits plan for the benefit of Continuing Employees of the Acquired Company ("Purchaser's OPEB Plan") the terms and provisions of which are substantially equivalent to the post-retirement welfare benefits plan maintained immediately prior to the Closing by the Selling Parties (or their ERISA Affiliate) for the benefit of such employees ("Rexam's OPEB Plan"). Such Continuing Employees shall receive credit under Purchaser's OPEB Plan for their service with the Acquired Company and its predecessors for purposes of determining eligibility for post-retirement welfare benefits under Purchaser's OPEB Plan and the amount or level of benefits under such plan. In addition, Purchaser shall cause Purchaser's OPEB Plan to assume and fully perform, pay and discharge all obligations and liabilities accrued through the Closing under Rexam's OPEB Plan by (i) Continuing Employees of the Acquired Company and (ii) all retired employees of the Acquired Company. Purchaser and the Selling Parties acknowledge that the Selling Parties maintain a retiree medical plan (the "Access 2000 Plan") for employees of the Acquired Company who were first employed after December 31, 1992 (the "Access 2000 Participants"). Access 2000 Participants may purchase group medical coverage under the Access 2000 Plan following retirement, but receive no other employer-provided benefit under the Access 2000 Plan. Neither Purchaser nor any of its Affiliates shall be obligated to adopt or establish any plan or program that provides access to group medical coverage to any Access 2000 Participant or assume any liability or obligation of the Selling Parties or the Acquired Companies under the Access 2000 Plan. On or within sixty (60) days after the Closing Date, Purchaser shall communicate the terms and conditions of Purchaser's OPEB Plan to all Active Employees of the Acquired Company and all retired employees of the Acquired Company who will be entitled to benefits under Purchaser's OPEB Plan.

         (g) Notwithstanding any provisions herein to the contrary, Schedule 5.5(g) hereto sets forth the parties' respective rights, liabilities and obligations as they relate to the pension plans maintained by the Selling Parties for Active Employees of the Asset Seller in the United Kingdom.

         (h) The Selling Parties shall be responsible for including annual bonus plan awards with respect to full year performance by Continuing Employees as an accrual in the calculations of the Closing Date Net Asset Value, and Purchaser shall be responsible for the payment of such awards, to the extent so accrued, in accordance with the terms of such plans.

         (i) The Selling Parties shall take all actions that are necessary or appropriate to ensure that Purchaser shall have no obligation or liability under WARN or any comparable foreign law or otherwise with respect to any employees or former employees of the Subject Companies whose employment is terminated prior to the Closing Time and who are not Continuing Employees as a result of the transactions contemplated by this Agreement, and Purchaser shall take all such actions to ensure that the Selling Parties have no such liability with respect to Continuing Employees who are terminated by Purchaser or any of Purchaser's Affiliates after the Closing Time, including, without limitation, providing to such employees and former employees any notifications required by WARN in a timely manner. Without prejudice to Section 2.4 of Schedule 5.5(g), the Selling Parties shall indemnify and hold harmless Purchaser from and against any liability incurred by Purchaser arising out of the termination of employment of any of the Subject Companies' employees prior to the Closing Time and who are not Continuing Employees; and Purchaser shall indemnify and hold harmless the Selling Parties from and against any liability incurred by, or alleged to be an obligation of, the Selling Parties arising out of the termination of employment of a Continuing Employee by Purchaser or Purchaser's Affiliates after the Closing Time.

         (j) All information and records regarding employment and personnel matters of Continuing Employees shall be transferred to Purchaser on the Closing Date.

         (k) Subject to Section 5.5(n) hereof, the parties acknowledge and agree that all obligations and liabilities of the Subject Companies to pay to certain of their employees the "stay pay" and sale completion bonuses (including all taxes and 401(k) contributions (for employees of the Acquired Company) associated therewith) shall be the responsibility of the Selling Parties who shall indemnify and hold Purchaser harmless for any and all such obligations and liabilities of the Subject Companies referred to in this Section 5.5(k).

         (l) From and after the Closing, Purchaser shall be responsible for, and shall indemnify and hold harmless the Selling Parties and their Affiliates and their officers, directors and employees from and against any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, personal leave, or vacation benefits of Continuing U.S. Employees accrued but unpaid as of the Closing and taken into account in the determination of Closing Date Net Asset Value, and (ii) the liabilities assumed by Purchaser under this Section 5.5 or any failure by Purchaser to comply with the provisions of this Section 5.5. In the event that after the Closing Date, Rexam PLC or any Affiliate of Rexam PLC pays any claim made by a Continuing Employee for medical or dental benefits or for workers' compensation, which claim is attributable to events occurring from and after the Closing, Purchaser hereby acknowledges and agrees that it shall reimburse Rexam PLC or its Affiliate within ten (10) Business Days of delivery of notice of such payment.

         (m) From and after the Closing the Non-Union Qualified Plans and the Union Qualified Plans shall be responsible for, and the Selling Parties shall indemnify and hold harmless Purchaser and its Affiliates and their officers, directors and employees from and against, any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of the participation in such plans by Continuing Employees of the Acquired Company or the termination of such participation as of the Closing Date. From and after the Closing, Benefit Plans maintained by the Selling Parties (including without limitation the Access 2000
Plan) shall be responsible for all post-termination of employment medical, dental and life insurance benefits for current and former employees of the Acquired Company arising out of any Benefit Plan, and the Selling Parties shall indemnify and hold harmless Purchaser and its Affiliates and their officers, directors and employees from and against any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to post-termination of employment medical, dental and life insurance benefits under any of the Benefit Plans. The preceding sentence shall not apply to COBRA benefits to the Continuing Employees or to the obligations and liabilities assumed by Purchaser's OPEB Plan pursuant to Section 5.5(f).

         (n) Notwithstanding any provision herein to the contrary, neither the employment agreement of Denis Wolstenholme nor the letter agreement addressed to Denis Wolstenholme dated April 12, 2000 shall be amended prior to the Closing. The Selling Parties shall be responsible for including any "stay pay" and sale completion bonus awards (including all taxes associated therewith) owing to Denis Wolstenholme under such agreements as an accrual in the calculations of the Closing Date Net Asset Value, and Purchaser shall be responsible for the payment of such bonus in accordance with the terms of such agreements.

         (o) No Continuing Employee or other current or former employee of any of the Subject Companies, any Affiliate of any of the Subject Companies (or his/her spouse or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors and permitted assigns in accordance with Section 10.5 hereof. Notwithstanding any other provision of this Agreement, except with respect to such successors or permitted assigns this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

SECTION 5.6       PRODUCT WARRANTY AND LIABILITY OBLIGATIONS.

         (a) As of the Closing Time, Purchaser shall assume and thereafter discharge all responsibilities, liabilities and obligations of the Subject Companies for Rework and Refunds (as hereafter defined) arising out of products manufactured or shipped by the Subject Companies on or prior to the Closing Time ("Pre-Closing Products"); provided however, Purchaser shall assume no other liability with respect to Pre-Closing Products, including without limitation, any claims by third parties for special, consequential or punitive damages arising out of sales of Pre-Closing Products. The Selling Parties shall have no responsibility, obligation or liability for any products or finished goods inventory manufactured after the Closing Time, all of which shall be the responsibility, obligation and liability of Purchaser. The Selling Parties shall provide Purchaser with a certificate promptly following the Closing setting forth which roll numbers and sheet skid numbers constitute Pre-Closing Products.

         (b) The Selling Parties jointly and severally, agree to pay to Purchaser the value for all Rework and the amount of all Refunds incurred or granted by the Business during the period ending on the date which is ninety
(90) days after the Closing Date (the "Limitation Date"). The issuance of credit memos and customer accommodations for any Rework or Refund and the payment of any Refund shall conform to historical practices of the Business and shall be for the Selling Parties' account. The Selling Parties shall have approval rights with respect to any such credit or accommodation over Five Thousand Dollars ($5,000.00), such approval not to be unreasonably withheld. Within twenty (20) days after the Limitation Date, Purchaser shall deliver to the Selling Parties written notice (the "Payment Notice") of the amount of Rework and Refunds which it incurred on and prior to the Limitation Date. During the twenty (20) day period following their receipt of the Payment Notice, the Selling Parties shall be entitled to access to the books and records of the Business for the purpose of verifying the amounts of Rework and Refunds; provided, however, that notwithstanding the foregoing, the Purchaser shall not be required to disclose to the Selling Parties any information required under this Section 5.6(b), if such disclosure would contravene any applicable laws, fiduciary duty or binding agreement. The amount due hereunder by the Selling Parties to Purchaser shall be paid to Purchaser within thirty (30) days following the Selling Parties' receipt of the Payment Notice.

         (c) For purposes hereof:

               (i) "Rework" shall refer to Pre-Closing Products identified as defective by customers of the Subject Companies in respect of the Business which require replacement with a new production order. Rework shall be valued at the cost to the Subject Companies of direct materials, labor, manufacturing overhead and freight; and

                  (ii) "Refunds" shall mean refunds given to customers of the Subject Companies in respect of the Business for defective Pre-Closing Products which do not require replacement with a new production order, which refunds shall be in amounts equal to the original sales price (including applicable freight) and which shall be given in accordance with such Subject Company's prior refund policies.

         (d) All amounts due from the Selling Parties to Purchaser under this
Section 5.6 shall be reduced from time to time by the salvage value or other value recovered by Purchaser from any Pre-Closing Products with respect to which Rework or Refunds are provided hereunder. Purchaser shall grant credits and pay refunds to customers in a manner consistent with the pre-Closing conduct of the Business by the Subject Companies. The Selling Parties shall be entitled to audit such payments to confirm the amounts actually paid and the reasons for payment, provided that such audit shall be on reasonable notice and during normal business hours and is conducted so as to not unreasonably interfere with Purchaser's business.

SECTION 5.7       INTERCOMPANY ARRANGEMENTS.

         Except as provided in Sections 5.12, 5.14 and 5.15 or as otherwise expressly contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, relating to the conduct of the Business which are solely between a Subject Company, on the one hand, and Rexam PLC and any of its Affiliates (excluding agreements between the Acquired Company), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

SECTION 5.8       MAINTENANCE OF BOOKS AND RECORDS.

         Each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Business. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 30th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

SECTION 5.9       ENVIRONMENTAL RESPONSIBILITIES.

         (a) Notwithstanding any provision herein to the contrary, including without limitation, the representations and warranties contained in Section 3.18 hereof and the provisions of Article X hereof, the responsibilities of the parties in respect of environmental matters relating to the Asset Seller's Real Property referenced on Schedule 1.2(a)(i) hereto shall be governed by Schedule 5.9(a) hereto.

         (b) Notwithstanding any provision herein to the contrary, including without limitation, the representations and warranties contained in Section 3.18 hereof and the provisions of Article X hereof, the parties agree that the responsibility of the parties in respect of any investigation, clean-up, remediation and/or monitoring activities related to environmental conditions ("Environmental Activities") that are (A) set forth on Schedule 5.9(c), (B) determined within three (3) years from the Closing Date to have been created by the Acquired Company at its facility in Lowville, New York (the "Lowville Site") during the period from February 28, 1998 through the Closing Date or (C) determined within three (3) years from the Closing Date to have been present as of the Closing Date at any of the Acquired Company's facilities in South Hadley, Massachusetts; Brownville, New York; West Springfield, Massachusetts; Johnston,

Rhode Island; or Reading, Pennsylvania, (the "Other Sites" and together with the Lowville Site, the "US Sites") shall be governed by this Section 5.9. The parties agree and acknowledge that nothing set forth in this Section 5.9 shall be construed as to invalidate, annul, amend or alter Purchaser's responsibilities with respect to the Acquired Company's facility in Lowville, New York as set forth in that certain Landlord Estoppel dated as of February 20, 1998 by and between Purchaser and the Acquired Company (as successor in interest to Pajco Products, L.P.).

         (c) Schedule 5.9(c) sets forth a list of Environmental Site Assessment Reports that identify certain Recognized Environmental Conditions for which the Selling Parties shall be responsible for payment of 100% of the actual costs of all Environmental Activities related to or arising from such condition (the "Existing RECs").

         (d) In the event that written notice is delivered to the Selling Parties within three (3) years from the Closing Date, which notice states either that (A) a Recognized Environmental Condition was caused by the Acquired Company during the period from February 20, 1998 through the Closing Date at the Lowville Site or (B) a Recognized Environmental Condition existed as of the Closing Date on an Other Site but was not listed in the Environmental Site Assessment Reports listed on Schedule 5.9(c) (an "Unknown REC" and together with the Existing RECs, the "Covered RECs"), the parties agree to allocate the actual costs of any Environmental Activity related to such Unknown REC in accordance with the following (such allocation to be based on the date on which written notice of the Unknown REC is delivered to the Selling Parties and not on the date on which the work is actually performed):

              Notice Delivered                Selling Parties       Purchaser
              Within one year                          100%             0%
              Within two years                          75%            25%
              Within three years                        50%            50%

The actual costs of a party shall only include third party costs and shall not include any costs attributable to a party's employees or management or any allocation of overhead. Purchaser agrees to reimburse the Selling Parties in the event that the results of Environmental Activities related to an Unknown REC reveal that the Recognized Environmental Condition was not present at such US Site as of the Closing Date. Except for any Existing REC and for any Environmental Activity relating to an Unknown REC for which written notice has been delivered to the Selling Parties prior to the end of three years from the Closing Date, the Selling Parties shall have no responsibility for the payment or the performance of any Environmental Activity after three years from the Closing Date.

         (e) The parties acknowledge and agree that the calculations used to determine the Closing Date Net Asset Value shall not include any reserves for any Environmental Activity for US Sites.

         (f) The Selling Parties shall have the initiative in carrying out any Environmental Activity relating to an Existing REC. The Selling Parties shall also have the initiative in carrying out the Environmental Activities relating to any Unknown REC about which the Selling Parties received written notice of within two years following the Closing Date. The Selling Parties shall decide the approach and pace of such activities, subject to the limits stated herein. The Selling Parties shall use commercially reasonable efforts to accomplish the Environmental Activities within two years from the date hereof (or the date of any subsequently delivered notice regarding an Unknown REC), and whether or not such activities are completed during the two year period, shall diligently pursue such activities during such two year period and thereafter as required to complete the activities. The Purchaser shall have the initiative in carrying out Environmental Activities for any Unknown REC for which the Selling Parties are notified after the date which is the second anniversary of the Closing Date. As used herein, the term "Control Party" shall mean the party which has the initiative in carrying out an Environmental Activity in respect of a Covered REC.

         (g) The Control Party shall determine in consultation with the non-Control Party, whether applicable Law requires that any Covered REC be reported to a Governmental Entity charged with protecting the environment (an "Agency Notification"). To the extent an Agency Notification of a Covered REC is required, then the Control Party shall: (i) make such Agency Notification, (ii) perform, or cause to be performed, the appropriate Environmental Activity, and
(iii) obtain the written concurrence of the appropriate Governmental Entity that no further action is necessary in respect of such Covered REC; provided, however, that nothing in this Section 5.9(g) shall prohibit a party having a reporting obligation pursuant to any law from fulfilling such obligation.

         (h) In the event an Agency Notification of a Covered REC is not required by applicable law, then the Control Party shall perform, or cause to be performed, the related Environmental Activity until such time as its environmental consultant delivers a reliance letter to the non-Control Party, in substantially the form of Exhibit 5.9(h) hereto, which indicates that, in such consultant's opinion, no further action is necessary; provided, however, in the event that a Governmental Entity subsequently determines that additional Environmental Activities relating to the Covered REC are required, then the parties shall resume sharing costs consistent with this Section 5.9 as if the consultant had never delivered said reliance letter.

         (i) The Selling Parties shall not consent to any institutional control, restriction or use limitation (individually or collectively, an "Imposition") with respect to the US Sites in connection with obtaining the no further action determination required in Section 5.9(g) unless the Selling Parties shall have first consulted with the Purchaser regarding such Imposition and first obtained the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed unless it would materially impair the continued operations of the Acquired Company or anticipated future industrial use of the Real Property. The Purchaser shall promptly execute such documents identified by the Selling Parties as reasonably necessary to effectuate an Imposition which is imposed in accordance with the terms hereof.

         (j) To the extent the Selling Parties are the Control Party, then the parties agree to the following:

               (A) Subject to the terms and conditions of this Agreement, Purchaser hereby grants the Selling Parties and their authorized employees, agents, representatives, consultants, contractors and subcontractors, (collectively the

          "Representatives") a license to enter the US Sites at reasonable times after providing notice for the purpose of performing the Environmental Activities at the US Sites. Purchaser further grants to the Selling Parties a license to place, store and operate all equipment necessary for the Environmental Activities; provided that such placement, storage and operation shall remain no longer than necessary and complies with all applicable laws and regulations and do not materially interfere with or disrupt Purchaser's operations.

               (B) For each phase of Environmental Activities, the Selling Parties shall provide to Purchaser reasonable advance notice (not less that 3 days) that the Selling Parties or Representatives will commence that phase of the Environmental Activities at the US Site. The notice to be provided by the Selling Parties shall generally describe the phase and nature of the Environmental Activities which the Selling Parties propose to commence and shall detail, to the extent the Selling Parties are able, the amount of space which the Selling Parties anticipate that will be needed to place, store and/or operate equipment necessary for the Environmental Activities and any other needs for the operation and/or conduct of the Environmental Activities. For each phase of the Environmental Activities, the Selling Parties and the Representatives shall not materially interfere with the use of the US Sites by Purchaser.

               (C) Purchaser shall reasonably cooperate with the Selling Parties in performing the Environmental Activities, including, without limitation, providing space at the US Sites for the installation and operation of any system necessary to implement such Environmental Activities. Selling Parties shall obtain all permits or approvals necessary to perform the Environmental Activities. To the extent available, Purchaser shall allow the Representatives to use existing utilities, including, without limitation, water and electrical power necessary to operate such systems, provided, however, that the Selling Parties shall reimburse Purchaser for such utility expenses to the extent they can be reasonably ascertained.

               (D) The Selling Parties shall indemnify Purchaser for all injuries or claims resulting from or relating to the actions conducted by the Selling Parties pursuant to this Section 5.9(j).

         (k) The Control Party shall provide to the non-Control Party copies of all correspondence between the Control Party and any Governmental Entity concerning the Environmental Activities or other matters related to this Section 5.9, and all measurements, data, samplings, analysis and/or other materials resulting from, or produced pursuant to, the Environmental Activities as soon as the same are available to the Control Party.

         (l) The parties agree to cooperate reasonably with each other, directly and through their respective consultants, to effect the successful completion of the Environmental Activities. However, subject to the Control Party's obligations to communicate with and receive consents or approvals from the non-Control Party as provided herein, the parties agree that the Control Party shall reasonably control and lead the Environmental Activities and shall coordinate all communications with any authority regarding the same. The non-Control Party shall not communicate with any Governmental Entity regarding the Environmental Activities or the Covered RECs without the prior notice to, consultation with and obtaining the consent of the Control Party, which shall not be unreasonably withheld or delayed, and without allowing the Control Party to participate in and lead any such communications.

         (m) Following Closing and for three (3) years thereafter, Purchaser may not instigate, initiate or cause any other Person to initiate, any investigative or remedial action relating to the US Sites unless (i) Purchaser gives the Selling Parties no less than thirty (30) days advance written notice that it has reasonably determined such action is required by an applicable Environmental Law, or (ii) such action is required by Purchaser's lender, by a purchaser of such US Site or the business conducted there, in connection with a third party claim or when the outcome of an environmental audit performed by the Purchaser in accordance with this Section indicates that such action is warranted. Any investigation or remediation conducted by Purchaser during such period shall be conducted so as to achieve a no further action determination by the Control Party's consultant or appropriate Governmental Entity, as the case may be, consistent with the then existing or anticipated future industrial use of the Real Property.

SECTION 5.10      ASSIGNMENT OF CONTRACTS.

         The assignment of any Contract, Lease, Governmental Permit or other asset to be assigned to Purchaser pursuant to the provisions hereof shall not constitute a contract to assign the same to the extent that an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. The Selling Parties shall use their reasonable efforts to procure consents to any such assignment; provided, however, that the Selling Parties' refusal to provide economic incentives to induce consent to such assignment or their failure to commence litigation to compel consent to such assignment shall not be deemed to be a failure by Rexam PLC to use reasonable efforts to secure such consent. If any such consent is not obtained, the Selling Parties shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser the benefit of any such Contract, Lease, Governmental Permit or other asset, including the enforcement of any and all rights of any Selling Party against the other party thereto arising out of breach or cancellation thereof by such party or otherwise. Notwithstanding any provision herein to the contrary, the parties agree that the procurement of the Deed of Consent in respect of the Lease dated 22 August 2000 between Jeffrey Gaskell and Rexam CFP Limited shall be governed by the provisions of Schedule 5.10.

SECTION 5.11      COOPERATION IN LITIGATION.

         Each party will cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to the Closing Time (other than litigation arising out of the Transactions). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

SECTION 5.12      TRANSITIONAL SERVICES.

         The parties acknowledge that certain of the Subject Companies (i) participate in Rexam PLC's wide area network, (ii) utilize the payroll services of Rexam Inc., which is an Affiliate of Rexam PLC and the Subject Companies,
(iii) utilize information technology services in Bolton, Lancashire provided by an Affiliate, (iv) utilize office and research and development space and equipment in South Hadley, MA owned by an Affiliate, (v) utilize services of Rexam Japan for sales support in Japan and (vi) utilize office space in Hong Kong owned by Rexam Asia HK Limited. The parties hereto agree to provide, or cause to be provided, these aforementioned services for up to a one-year period after the Closing pursuant to a mutually satisfactory Transitional Services Agreement (the "Transitional Services Agreement").

SECTION 5.13      INSURANCE.

               (a) Purchaser acknowledges and agrees that effective with the Closing all Insurance Policies provided to the Subject Companies by Rexam PLC or any Affiliate of Rexam PLC shall terminate and no further liability shall arise under any of such policies except that the Acquired Company and the Purchaser, as successor owner of the Purchased Assets, shall have the economic benefits of coverage under such policies with respect to insured events occurring before the Closing. With respect to any insured claims made before the Closing (or made after the Closing under occurrence policies), Purchaser shall bear the economic burden of any deductibles or self-insured retention.

               (b) Rexam PLC and Purchaser agree that all claims with respect to insured events occurring prior to the Closing shall be administered in accordance with the terms of the policies applicable to such claims. Such presently pending claims are listed on Schedule 5.13. Rexam PLC shall file all claims known to it prior to the expiration dates of all policies. Purchaser shall cooperate fully with Rexam PLC to enable Rexam PLC to comply with the requirements of the relevant insurance carrier and Purchaser shall provide such information and assistance as Rexam PLC may reasonably request in connection with any such claim. Any monies received by Rexam PLC or any Affiliate of Rexam PLC as a result of such a claim shall be promptly paid over to Purchaser.

               (c) Rexam PLC shall be responsible for all personal injury and workers compensation claims made prior to the Closing and for all workers compensation claims made after the Closing based upon incidents which occurred prior to the Closing.

SECTION 5.14      HEDGING CONTRACTS.

         Any foreign exchange hedging contract or forward euro contract set forth in Schedule 5.14 held by or for the benefit of a Subject Company in the operation of the Business shall continue in effect after the Closing until the termination of said contract in accordance with its terms the provisions of
Section 5.7 notwithstanding.

SECTION 5.15      INTERCOMPANY RECEIVABLES AND PAYABLES.

         Except as set forth on Schedule 5.15 or as to any balance arising from the intercompany supply of goods or services (trading balances) which has been determined based on the Rexam Accounting Policies, all receivables and payables between Rexam PLC or any Affiliate of Rexam PLC (other than the Subject Companies), on the one hand, and either Subject Company, on the other hand, shall be cancelled as of the Closing Date without payment and, to the extent it represents indebtedness of the Acquired Company or of an Affiliate of Rexam PLC domiciled in the United States, the amount of such cancellation shall be treated as a contribution to capital prior to Closing.

SECTION 5.16      UPDATING SCHEDULES.

         The Selling Parties shall be entitled to update, amend or modify the schedules to this Agreement after the date hereof to the Closing Date (the "Update Period") to reflect factors, circumstances or events first arising or, in the case of representations given to the Selling Parties' Knowledge, becoming known to the Selling Parties during the Update Period by providing Purchaser with written notice setting forth the proposed update and specifying the schedule or schedules to be updated thereby; provided, however, that if any such Schedules are updated, amended or modified in a manner that discloses any matter or circumstance that has or could reasonably be likely to have, either individually or in the aggregate with all prior updates, amendments or modifications made to the Schedules pursuant to this Section 5.16, a Company Material Adverse Effect, Purchaser may immediately terminate this Agreement pursuant to Section 7.1(f). To the extent any such update causes a Subject Company to incur a Loss and Purchaser does not elect to terminate this Agreement, Purchaser shall be entitled to seek indemnification for such Loss pursuant to Article X hereof.

SECTION 5.17      NAME CHANGE.

         Purchaser hereby acknowledges that it shall have no rights in the name "Rexam" or "Bowater" and covenants that it shall cause the Acquired Company to change its corporate name within fifteen (15) days after the Closing Date to a corporate name that does not include the word "Rexam" or "Bowater" or any similar words that would raise a reasonable likelihood of confusion with those terms.

                                   ARTICLE VI
                                   CONDITIONS

SECTION 6.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.

         The respective obligation of each of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a) Statutes, Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions;

         (b) Antitrust Approval. The applicable waiting period under the HSR Act or any Foreign Antitrust Law shall have expired or been terminated; and

         (c) Consents Obtained. The third-party consents identified in Schedules
3.4 and 4.3 shall have been obtained.

SECTION 6.2       CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING.

         The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties. All of the representations and warranties of the Selling Parties set forth in this Agreement shall be true and complete as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date) (i) after giving effect to any materiality qualifications contained in particular representations and warranties, and (ii) without giving effect to any such particular materiality qualifications but after giving effect to a single materiality qualification which states that all matters which would cause particular representations and warranties to be inaccurate (if one did not give effect to such particular materiality qualifications) shall be disregarded if all such inaccuracies in the aggregate do not have a Company Material Adverse Effect).

         (b) Breach by the Selling Parties. No Selling Party shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant to be performed or complied with by it under this Agreement.

         (c) No Company Material Adverse Effect. Nothing shall have occurred prior to the Closing Date which, individually or in the aggregate, has a Company Material Adverse Effect.

         (d) Deliveries by Selling Parties. The Selling Parties shall have delivered to Purchaser those items required by Section 2.2 hereof.

         (e) Financing. Purchaser shall have obtained third-party debt or equity financing in amounts and on terms and conditions reasonably satisfactory to Purchaser.

SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE SELLING PARTIES TO EFFECT THE CLOSING.

         The obligations of the Selling Parties to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, as of such date); and

         (b) Breach by Purchaser. Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant to be performed or complied with by it under this Agreement.

         (c) Deliveries by Purchaser. Purchaser shall have delivered to Selling Parties those items required by Section 2.3 hereof.


                                   ARTICLE VII
                                   TERMINATION

SECTION 7.1       TERMINATION.

         This Agreement may be terminated or the Transactions may be abandoned at any time prior to the Closing Date:

         (a) By the mutual written consent of Purchaser and Rexam PLC;

         (b) By Purchaser or Rexam PLC if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

         (c) By either Purchaser or Rexam PLC if the Closing shall not have occurred on or prior to 90 days after this Agreement is executed, and such party is not in material breach of its representations, warranties, obligations and covenants under this Agreement at the time such party terminates this Agreement;

         (d) By Rexam PLC if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Rexam PLC to Purchaser specifying such breach;

         (e) By Purchaser if a Selling Party shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
Article VI, which breach cannot be or has not been cured within 30 days as to the giving of written notice by Purchaser to Rexam PLC specifying such breach;

         (f) By Purchaser pursuant to Section 5.16; or

         (g) By Purchaser or Rexam PLC if all of the conditions of the other party's obligation to effect the Closing pursuant to Article VI have been satisfied and such other party fails to consummate the Closing within five days after such conditions are satisfied.

SECTION 7.2       EFFECT OF TERMINATION.

         (a) In the event of the termination of this Agreement or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement or abandonment of the Transactions is made.

         (b) In the event such termination or abandonment is made pursuant to
Section 7.1(a), 7.1(b), 7.1(c) or 7.1(f), there shall be no liability or obligation thereafter on the part of any party hereto except for fraud or for willful breach of this Agreement prior to such termination of this Agreement or abandonment of the Transactions.

         (c) In the event such termination or abandonment is made pursuant to
Section 7.1(d), 7.1(e) or 7.1(g), then the non-breaching party shall be entitled only to receive reimbursement for its out-of-pocket costs and expenses incurred in connection with this Agreement, the financing contemplated by Section 6.2(e) and the other transactions contemplated hereby, including without limitation the reasonable fees and expenses of its advisors, accountants and legal counsel, subject to a maximum amount of $1,000,000 in respect of the expenses of the Selling Parties and of $2,100,000 in respect of the expenses of the Purchaser, from the breaching party within ten days after submission of an invoice.


                                  ARTICLE VIII
                                   TAX MATTERS


SECTION 8.1       TAX SHARING AGREEMENTS WITH THE ACQUIRED COMPANY.

         Any tax sharing agreement between Rexam PLC and any Affiliate of Rexam PLC on the one hand, and the Acquired Company, on the other hand, is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

SECTION 8.2       TAXES OF OTHER PERSONS.

         Rexam PLC agrees to indemnify the Purchaser and the Acquired Company from and against their allocable portion of any Taxes, interest on Taxes or Tax penalties, which they may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Acquired Company for Taxes of any Person, other than the Acquired Company under Treasury Reg. Section 1.1502-6 (or any comparable or similar provision of state, local or foreign law), as transferee or successor, or pursuant to any contractual obligation, with respect to any taxable period, or portion of a Straddle Period as defined in Section 8.5(a) below, ending on or before the Closing Date.


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


SECTION 8.3       RETURNS FOR PERIODS THROUGH THE CLOSING DATE.

         Rexam, Inc., an Affiliate of the Selling Parties, will include the income of the Acquired Company (including any deferred income triggered into income by IRS Reg. Section 1.1502-13 and IRS Reg. Section 1.1502-14 and any excess loss accounts taken into income under IRS Reg. Section 1.1502-19) on Rexam Inc.'s consolidated federal and state income and franchise Tax Returns for all periods through the Closing Date and pay any federal and state income and franchise Taxes attributable to such income. Purchaser shall cause the Acquired Company to furnish Tax information to Rexam PLC or an Affiliate of Rexam PLC for inclusion in any consolidated income or franchise Tax Return of Rexam PLC or an Affiliate of Rexam PLC for the period which includes the Closing Date in accordance with the past custom and practice of the Acquired Company. The income of the Acquired Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Company as of the end of the Closing Date (subject to adjustments required because of any post-Closing Purchase Price adjustments). Rexam PLC shall indemnify the Purchaser and the Acquired Company in respect of, and hold the Purchaser and the Acquired Company harmless against, all Taxes of the Acquired Company with respect to any taxable period, or portion of a Straddle Period as defined in Section 8.5(a) below, ending on or before the Closing Date to the extent such Taxes exceed the accruals or reserves for taxes set forth in the Closing Date Net Asset Value.

SECTION 8.4       AUDITS.

         Subject to Section 5.2(a) hereof, Rexam PLC will allow Purchaser and its counsel to participate at its own expense in any audits of a consolidated income Tax Return of Rexam PLC or an Affiliate of Rexam PLC to the extent that such return relates to the Acquired Company. Rexam PLC will cause such Affiliate to not settle any such audit in a manner which would adversely affect the Acquired Company after the Closing Date without the prior written consent of Purchaser. Purchaser will allow Rexam PLC and its counsel to participate at its own expense in any audits of a sales and use Tax Return of Purchaser or the Acquired Company to the extent that such return relates to the Acquired Company.

SECTION 8.5       TAXES RELATED TO THE ASSET SELLER.

         (a) The Asset Seller shall be liable for and pay all corporation Taxes (whether assessed or unassessed) applicable to the Business of the Asset Seller and the Purchased Assets, in each case attributable to taxable years or periods ending prior to the Closing Time and, with respect to any taxable year or period beginning before and ending after the Closing Time (a "Straddle Period"), the portion of such Straddle Period ending at the Closing Time; provided, however, that no Selling Party shall be liable for or pay any accrued Taxes assumed by Purchaser pursuant to Section 1.3(a)(i) or any other Taxes for which Purchaser is liable under this Agreement. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business of the Asset Seller, the Purchased Assets and the

Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Time and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Time; provided, however, that Purchaser shall not be liable for or pay any Taxes for which the Asset Seller is liable under this Agreement; including without limitation, pursuant to the preceding sentence or Section 3.21. For purposes of this Section 8.5, any Straddle Period shall be treated on a "closing of the books" basis as two partial periods, one ending at the Closing Time.

         (b) The Asset Seller or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party, all or a portion of which is the responsibility of the other party, in accordance with the terms of this Section
8.5. Not later than 30 days prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

         (c)      Value Added Tax

               (i) Rexam PLC and the Purchaser intend that Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Purchased Assets under this Agreement and agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under that article.

               (ii) If nevertheless any VAT is payable on the sale of the Purchased Assets under this Agreement, then the Purchaser shall pay to Rexam PLC the amount of that VAT (plus any interest or penalties imposed by HM Customs & Excise ("Customs")), following the issue by Rexam PLC of a proper VAT invoice in respect of that VAT to the Purchaser.

               (iii) Without limiting Section 8.5(c)(ii), where Customs agrees to give a ruling on the VAT treatment of the sale of the Purchased Assets, VAT shall be treated as payable if Customs rule that it is payable. Before sending any relevant letter (or other communication) to Customs, Rexam PLC shall give the Purchaser a reasonable opportunity to comment on it, and shall make such amendments as the Purchaser reasonably requires.

               (iv) In determining its obligations under subsections 8.5(c)(i) and 8.5(c)(ii) the Purchaser is entitled to assume that no election to waive exemption from VAT has been made with respect to any Real Property or Lease and that the Real Property or Lease does not fall within paragraph (a) of item 1 of Group 1 of Schedule 9 to the Value Added Tax Act 1994 (freehold transfer of new or uncompleted building or civil engineering work). Accordingly:

                    (A) notwithstanding subsection 8.5(c)(i), the Purchaser is not obliged to make any election to waive exemption; and

                    (B) notwithstanding subsection 8.5 (c)(ii), the Purchaser is not liable to pay any amount in respect of VAT which would not have arisen but for the making of an election to waive exemption or but for the supply of a Real Property or Lease falling within paragraph (a) of that item 1.

               (v) Rexam PLC and the Purchaser intend that s. 49 of the Value Added Tax Act 1994 shall apply to the sale of the Purchased Assets under this Agreement and accordingly:

                    (A) Rexam PLC shall on or promptly following the Closing
               Date deliver or cause to be delivered to the Purchaser all records referred to in s. 49;

                    (B) Neither the Asset Seller nor Rexam PLC shall make any
               request to Customs for those records to be preserved by the Asset Seller or Rexam PLC rather than the Purchaser;

                    (C) the Purchaser shall ensure that it is registered for VAT prior to the Closing Date;

                    (D) the Purchaser warrants that the Purchased Assets are to be used by the Purchaser in carrying on the same kind of business as that carried on by the Asset Seller;

                    (E) the Purchaser shall preserve those records for such
               period as may be required by law and during that period permit the Asset Seller and Rexam PLC reasonable access to them to inspect or make copies of them;

                    (F) the Purchaser may fulfill its obligations under
               paragraph (E) by procuring that a future transferee of the Business or any other person preserves the records and permits reasonable access as mentioned in that paragraph, in which case the Purchaser shall notify Rexam PLC of the name of that person; and

                    (G) Rexam PLC (or any person for the time being nominated
               under this paragraph) may by written notice to the Purchaser nominate another person for the purposes of paragraphs E and F of this subsection 8.5(c)(vi), in which case the reference in that paragraph to Rexam PLC shall be read as a reference to the person nominated.

               (vi) If the Purchaser pays Rexam PLC an amount in respect of VAT under subsection 8.5(c)(ii) above and Customs note that all or part of it was not properly chargeable, Rexam PLC shall repay the amount or relevant part of it to the Purchaser. Rexam PLC shall make the repayment promptly after the ruling, unless it has already accounted to Customs for the VAT. In that case, Rexam PLC shall apply for a refund of the VAT (plus any interest payable by Customs), use reasonable endeavours to obtain it as speedily as practicable, and pay to the Purchaser the amount of the refund and any interest when and to the extent received from Customs.

SECTION 8.6       COOPERATION.

         After the Closing Date, Purchaser and Rexam PLC shall make available to the other, as reasonably requested, and to any taxing authority in the event requested by the other, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Subject Companies for all periods ending prior to or including the Closing Date and shall preserve all such information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof. Purchaser shall prepare and provide to Rexam PLC, or an Affiliate of Rexam PLC, any federal, state, local or foreign Tax information package requested by Rexam PLC or its Affiliate in accordance with past practice for their use in preparing the returns required to be filed by Rexam PLC or an Affiliate of Rexam PLC. Such Tax information packages shall be completed by Purchaser and provided to Rexam PLC within 60 days after the Closing Date. Each party will compensate the other for the reasonable out of pocket costs and expenses of providing information, rendering assistance or preparing returns for taxable periods (or portions thereof) for which the other is responsible.

SECTION 8.7       GENERAL PRINCIPLES.

         To the extent not specifically addressed herein, all taxes of the Acquired Company for periods prior to the Closing shall be for the account of Rexam PLC or its applicable Affiliates, and Rexam PLC or its applicable Affiliates shall prepare and timely file the returns and pay the Taxes for such periods. To the extent that income of the Acquired Company for periods through the Closing Date is reportable on Tax Returns for periods after the Closing Date required to be filed by Purchaser or the Acquired Company, the Taxes on such income through the Closing Date shall be excluded in the calculation of the Closing Date Net Asset Value.

SECTION 8.8       FIRPTA TAX CERTIFICATES.

If requested by Purchaser, (i) on or before the Closing Date the Acquired Company will deliver to the Purchaser and to the Internal Revenue Service notices that the Shares are not a "US real property interest" in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) on or before the Closing Date the Company Shareholder will deliver to Purchaser a certification that it is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If, upon request, Purchaser does not receive either the notice or certification described above on or before the Closing Date, Purchaser shall be permitted to withhold from the Share Purchase Price any required withholding tax under Section 1445 of the Code.

                                   ARTICLE IX
                         DEFINITIONS AND INTERPRETATION

SECTION 9.1       DEFINITIONS.

         For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:


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


         "Accountants" is defined in Section 1.5(c) hereof.

         "Acquired Company" is defined in the Recitals hereto.

         "Active Employees" is defined in Section 5.5(a) hereof.

         "Affiliate" of any Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, the term "control", "controlled by" or "under common control with" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

         "Agency Notification" is defined in Section 5.9(g) hereof.

         "Agreement" or "this Agreement" means this Purchase Agreement, together with the Exhibits and Schedules hereto.

         "Asset Purchase" is defined in the Recitals hereto.

         "Assumed Liabilities" is defined in Section 1.3(a) hereof.

         "Audits" is defined in Section 3.21(d) hereof.

         "Baseline Net Asset Value" means $79,667,000 U.S. Dollars which is based on the Interim Management Accounts at September 30, 2000 and the assumptions and methodology set forth in Schedule 1.5(a) hereto.

         "Benefit Plan" means each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA with respect to the Acquired Company); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA with respect to the Acquired Company); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by a Subject Company or by any ERISA Affiliate, or to which a Subject Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of a Subject Company.

         "Board of Directors" means, as applicable, the board of directors, the supervisory board, or any other similar body charged with supervisory responsibility over the establishment and implementation of corporate policies.

         "Business" is defined in the Recitals hereto.


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


         "Business Day" means a day (other than Saturday or Sunday) on which banks are generally open in the State of New York, USA or in London, England for ordinary business (other than operation only of business in euros).

         "Casualty Loss Shortfall" means the amount, if any, of any casualty losses affecting the Purchased Assets or the Acquired Company which are not covered by insurance proceeds payable to the Purchaser or to the Acquired Company and which occur during the period between the date of the Interim Management Accounts and the Closing Date.

         "Certificate of Title" is defined in Section 2.2(j) hereto.

         "Claim Notice Period" is defined in Section 10.4(b) hereof.

         "Closing" means the closing referred to in Section 2.1 hereof.

         "Closing Date" is defined in Section 2.1 hereof.

         "Closing Date Net Asset Value" is defined in Section 1.5(c) hereof.

         "Closing Time" is defined in Section 2.1 hereof.

         "COBRA" is defined in Section 5.5(a) hereof.

         "Collective Bargaining Agreements" mean (i) the Collective Bargaining Agreement between Rexam/DSI, Lowville, NY and Paper Allied Industrial, Chemical & Energy Workers International Union Local Number 1-1988; (ii) the Collective Bargaining Agreement between Rexam/DSI, West Springfield, Massachusetts and Paper, Allied-Industrial, Chemical & Energy Workers International Union, A.F.L.-C.I.O. & Local Union 1487; (iii) the Collective Bargaining Agreement between Rexam/DSI Reading, PA, and United Steel Workers of America AFL-CIO Local 6996 Unit 2. Term 02-20-00 through 05/08/05; and (iv) the Collective Bargaining Agreement between Rexam/DSI of Rhode Island and Union of Needle Trades, Industrial and Textile Employees AFL-CIO CLC Local 1712T.

         "Company Intellectual Property" means all Intellectual Property of the Subject Companies that is currently used in the Business or that is necessary to conduct the Business as presently conducted or as currently proposed to be conducted.

         "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Subject Companies; provided, that the effects of changes that are generally applicable to (a) the specific industry segments and specific markets, if any, in which both the Purchaser and which the Subject Companies operate, or
(b) the United States and/or European economy having a substantially similar effect on the Purchaser and the Subject Companies shall be included in the determination of Company Material Adverse Effect for purposes of the Purchaser's closing condition set forth in Section 6.2(c) but shall be excluded from the determination of Company Material Adverse

Effect for the purposes of Rexam PLC's indemnification obligations under Article X; and provided, further, that any adverse effect on the Subject Companies resulting from the execution of this Agreement, any public announcement relating to this Agreement or the Transactions or consummation of the Transactions shall, other than the assertion of legal claims against the Subject Companies pertaining to the operation of the Business prior to the Closing, also be included in the determination of Company Material Adverse Effect for the purposes of Purchaser's closing condition set forth in Section 6.2(c) but shall be excluded from the determination of Company Material Adverse Effect for purposes of Rexam PLC's indemnification obligations under Article X.

         "Company Shareholders" is defined in the Introduction hereto.

         "Computer Software" means computer software programs, databases and all documentation related thereto other than the UltiPro payroll software (including Citrix), the Hyperion financial consolidation software, and all software used in the operation of the wide area network routers and e-mail servers.

         "Confidentiality Agreement" means a letter agreement dated August 2, 2000 between Credit Suisse First Boston on behalf of Rexam PLC and Purchaser.

         "Continuing Employee" is defined in Section 5.5(a) hereof.

         "Contract" means any written or oral contract, agreement, loan, lease, license, guarantee, purchase order, sales order, offer to sell, distribution agreement, understanding or commitment relating to the conduct of the Business.

         "Control Party" is defined in Section 5.9 hereof.

         "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

         "Covered REC" is defined in Section 5.9 hereof.

         "Customs" is defined in Section 8.5(c) hereof.

         "Deductible Amount" is defined in Section 10.5 hereof.

         "Determination Date" is defined in Section 1.5(c) hereof.

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "EC Treaty" means Article 81 and 82 of the treaty establishing the European Union.

         "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

         "Environmental Activities" is defined in Section 5.9 hereof.

         "Environmental Law" means all federal, state, local or foreign laws governing pollution or the protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Acquired Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

         "Estimated Net Asset Value" is defined in Section 1.5(a) hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Rate" means the rate as determined in accordance with Rexam Accounting Policies, and where the spot rate of exchange is to be used, it shall be that spot rate of exchange in the relevant currency against US$ on the relevant date as reported in the Wall Street Journal (New York Edition) as the "closing mid-point" rate for dealings in the relevant currency on the relevant date, noting that such report is of the previous business day's trading and is the rate for value two business days after the trade date.

         "Excluded Assets" is defined in Section 1.2(b) hereof.

         "Excluded Liabilities" is defined in Section 1.3(b) hereof.

         "Existing REC" is defined in Section 5.9 hereof.

         "Financial Statements" means the audited combined balance sheets of the Subject Companies relating to the Business, as at December 31 in each of the fiscal years 1997, 1998, 1999 and 2000 together with combined statements of income, owner's net investment and cash flows for each of the twelve-month periods then-ended.

         "Financing Documents" is defined in Section 4.5 hereof.

         "Foreign Antitrust Laws" means the antitrust and competition laws of the European Union and any country other than the United States.

         "Foreign Antitrust Administrator" means any Governmental Entity administering any Foreign Antitrust Laws.

         "FTC" means the United States Federal Trade Commission.


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


         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Imposition" is defined in Section 5.9 hereof.

         "Indebtedness" means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, and (e) all liabilities secured by any lien on any property.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article X hereof.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article X hereof.

         "Indemnity Notice" has the meaning set forth in Section 10.4(b).

         "Initial Net Asset Value Statement" is defined in Section 1.5(b) hereof.

         "Insurance Policy" means any insurance policy maintained by, or on behalf of, a Subject Company or any of their respective Affiliates, other than any State Workers' Compensation Policy, the premiums of which are paid directly by the Subject Companies.

         "Intellectual Property" means Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

         "Interim Management Accounts" means an unaudited pro forma combined balance sheet of the Subject Companies on a pro forma basis, as at September 30, 2000 and unaudited pro forma combined statements of income, owner's net investment and cash flows for the interim period then ended each as prepared on the basis of the Rexam Accounting Policies and in accordance with GAAP.

         "Inventory" means raw materials, work-in-process, finished goods and all supplies (including fuel oil) held for consumption in the Business wherever located, including consignment inventory and inventory on order for or in transit to or from the Business.

         "Lease" means each lease pursuant to which a Subject Company leases any personal property in connection with the conduct of the Business, including any finance or operating lease (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $25,000 per annum).

         "Licenses" means all licenses and agreements pursuant to which a Subject Company has acquired rights in or to any Trademarks, Patents, Copyrights or Computer Software, or licenses and agreements pursuant to which a Subject Company has licensed or transferred the right to use any of the foregoing.

         "LMPA" means the Law of Property (Miscellaneous Provisions) Act 1994.

         "Losses" means any and all damages, awards, fines, costs, fees, penalties, deficiencies, losses, amounts paid or incurred in defense and/or settlement and related expenses, including without limitation interest, court and other legal proceeding costs, reasonable fees of attorneys, accountants, and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment.

         "Lowville Site" is defined in Section 5.9 hereof.

         "Net Asset Value" means (a) total assets (exclusive of Excluded Assets) less (b) total liabilities (exclusive of Excluded Liabilities), both as shown on the balance sheet of the Subject Companies as of the Closing Date prepared in accordance with Rexam Accounting Policies and converted into US $ in accordance with the Exchange Rate, less (c) any Casualty Loss Shortfall. All Net Asset Calculations shall be prepared in accordance with Section 1.5 and the Net Asset Value Calculation Schedule attached hereto as Schedule 1.5(a).

         "Operating Document" means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity.

         "Organizational Document" means with respect to any corporation, public limited company, limited company, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association or other applicable organizational or charter documents relating to the creation of such entity.

         "Other Site" is defined in Section 5.9 hereof.

         "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Encumbrances" with respect to any real property shall mean
(i) liens for local property taxes arising in the ordinary course of business assessed by state or local jurisdictions not yet due and payable; (ii) imperfections of title, easements and encumbrances, if any, which do not materially and adversely affect the marketability of title to such real property or materially detract from the value of or materially interfere with the present use of such real property subject thereto or affected thereby or otherwise materially interfere with the business conducted at such real property, and do not interfere with, and are not violated by, the consummation of the Transactions; (iii) all other matters affecting title which have been waived in writing or consented to in writing by Purchaser, and (iv) Encumbrances described in the Certificate of Title; provided, however, that Permitted Encumbrances shall not include any mortgages, deeds of trust, deeds to secure debt, debts, monetary liens or other monetary encumbrances of any nature whatsoever other than as set forth in clause (i) above with respect to local property taxes.

         "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         "Purchased Assets" is defined in Section 1.2(a) hereof.

         "Purchaser" is defined in the Introduction hereto.

         "Purchaser's Knowledge" means the actual (and not constructive or imputed) knowledge of the following individuals: Alex Kwader, Bruce Moore, and Janice Warren.

         "Purchaser's Retirement Plans" is defined in Section 5.5(d) hereof.

         "Purchaser's Spending Accounts" is defined in Section 5.5 hereof.

         "Purchaser Indemnified Parties" is defined in Section 10.2 hereof.

         "Purchase Price" is defined in Section 1.4 hereof.

         "Receivables" means all notes and trade accounts receivable arising out of sales in connection with the conduct of the Business, which shall include without limitation trade accounts receivable from Affiliates of Rexam PLC and all balances due from employees of the Subject Companies relating to the Business.

         "Real Property" means all real property and improvements or structures situated thereon associated with the Business that is (i) owned by a Subject Company with respect to the Business or (ii) otherwise reflected as an asset of a Subject Company on the Interim Management Accounts.

         "Real Property Leases" means all real property leased by a Subject Company with respect to the Business and has annual lease payments of over $25,000.


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


         "Recognized Environmental Condition" shall have the meaning set forth in the American Society for Testing and Materials Standard E1527 as of the Closing Date.

         "Representatives" is defined in Section 5.9 hereof.

         "Rexam Accounting Policies" means Rexam PLC's accounting policies and procedures disclosed in its 1999 Annual Report and Accounts and used in the preparation of the financial statements contained therein, provided that the Acquired Company's United States internal accounting policies and procedures, a copy of which has been made available to the Purchaser, shall apply to the extent they are different from Rexam Accounting Policies.

         "Rexam Inc." means Rexam Inc., a Delaware corporation and Affiliate of Rexam PLC.

         "Rexam PLC" is defined in the Introduction hereto.

         "Scheduled Contract" is defined in Section 3.13(a) hereof.

         "Scheduled Lease" is defined in Section 3.12(b) hereof.

         "Scheduled Real Property" is defined in Section 3.12(a) hereof.

         "Scheduled Real Property Leases" is defined in Section 3.12(c) hereof.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Selling Parties" is defined in the Introduction hereto.

         "Selling Parties' Knowledge" means the actual (and not constructive or imputed) knowledge of the following individuals: Ken Werth, Bill Hughes, Nick White, Despina Costa, Denis Wolstenholme, Frank C. Brown, Ronald H. Glasshoff and Jonathan Rose.

         "Share Purchase" is defined in the Recitals hereto.

         "Shares" is defined in the Recitals hereto.

         "Sites" is defined in Section 5.9(a) hereof.

         "Straddle Period" is defined in Section 8.5 hereof.

         "Subject Company" is defined in the Introduction hereto.

         "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or
(b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

         "Taxes" means (x) any and all taxes, charges, fees, levies, duties, deficiencies, or other similar assessments or liabilities, including, without limitation, any income, gross income, gross receipts, ad valorem, net worth, premium, VAT, excise, severance, stamp, recording, occupation, profits, windfall profits, real property, personal property, sales, use, transfer, transfer gains, withholding, employment, unemployment, insurance, social security, retirement, business license, business organization, environment, payroll, license, lease, service, service use, minimum, and franchise taxes imposed by any federal, state, local, or foreign government, or any agency thereof, or any other political subdivision of the United States or any such government, (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another Person but that a Subject Company is liable to pay by law, by contract, or otherwise.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 10.4(a) hereof.

         "Third Party Claim Notice" has the meaning set forth in Section 10.4(a) hereof.

         "Third Party Claim Notice Period" has the meaning set forth in Section 10.4(a) hereof.

         "Title IV Plan" means a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

         "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

         "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information.

         "Transactions" means the Asset Purchase, the Share Purchase and all the transactions provided for or contemplated by this Agreement.

         "Transitional Services Agreement" is defined in Section 5.12 hereof.

         "Update Period" is defined in Section 5.16 hereof.

         "Unknown REC" is defined in Section 5.9 hereof.

         "US Site" is defined in Section 5.9 hereof.

         "VAT" means any value added tax or its equivalent.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act.

SECTION 9.2       INTERPRETATION.

               (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

               (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

               (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

               (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

               (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                    ARTICLE X
                          SURVIVAL AND INDEMNIFICATION

SECTION 10.1      SURVIVAL.

         Subject to Section 10.7 hereof, the parties hereto agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing.

SECTION 10.2      INDEMNIFICATION BY REXAM PLC.

         Subject to the other provisions of this Article X, Rexam PLC shall indemnify and hold harmless and defend Purchaser and its stockholders, directors, officers, employees, representatives and agents (collectively, in this Article hereof referred to as the "Purchaser Indemnified Parties") from and against any and all Losses suffered or incurred by the Purchaser Indemnified Parties after the Closing as a result of or arising out of:

               (a) The falsity or incorrectness of or breach of any representation or warranty of the Selling Parties in this Agreement or in any schedule, certificate or agreement furnished to Purchaser by a Selling Party pursuant to this Agreement;

               (b) The failure by a Selling Party to perform any covenant or agreement of such Selling Party under this Agreement or under any schedule, certificate or agreement furnished to Purchaser by a Selling Party pursuant to this Agreement; or

               (c) The failure by the Selling Parties to discharge any claims, liabilities or obligations arising prior to the Closing Time not specifically assumed by the Purchaser pursuant to this Agreement, including the Excluded Liabilities;

          provided, that, in respect of the Acquired Company's facility at Lowville, New York, nothing in this Agreement shall be construed as to invalidate, annul, amend or alter Purchaser's responsibilities with respect to such facility as set forth in that certain Landlord Estoppel dated as of February 20, 1998 by and between Purchaser and the Acquired Company (as successor in interest to Pajco Products, L.P.).

SECTION 10.3      INDEMNIFICATION BY PURCHASER.

         Subject to the other provisions of this Article X, Purchaser shall indemnify and hold harmless the Selling Parties and each of their stockholders, directors, officers, employees, representatives and agents from and against any and all Losses suffered or incurred by such Indemnified Party after the Closing as a result of or arising out of:

               (a) The falsity or incorrectness of or breach of any representation or warranty of Purchaser in this Agreement or under any schedule, certificate or agreement furnished to the Selling Parties by Purchaser pursuant to this Agreement;

               (b) The failure by Purchaser to perform any covenant or agreement of Purchaser under this Agreement or under any schedule, certificate or agreement furnished to a Selling Party by Purchaser pursuant to this Agreement;

               (c) The failure by Purchaser to perform or discharge any Assumed Liability; or

               (d) The failure by Purchaser to discharge any claims, liabilities or obligations arising from the operations of the Business after the Closing Time.

SECTION 10.4      METHOD OF ASSERTING CLAIMS.

         All claims for indemnification by any Indemnified Party under this
Article X shall be asserted and resolved as follows:

               (a) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article X is asserted against such Indemnified Party by a Person (a "Third Party Claim"), the Indemnified Party shall give written notice (the "Third Party Claim Notice") and the details thereof including an estimate of the claimed Losses, copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of 30 days following the assertion of the Third Party Claim against the Indemnified Party (the "Third Party Claim Notice Period"). If the Indemnified Party fails to provide the Third Party Claim Notice within the Third Party Claim Notice Period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been prejudiced by such failure of the Indemnified Party. Within 20 days after its receipt of the Third Party Claim Notice by the Indemnifying Party, the Indemnifying Party shall, in writing, either acknowledge or deny its obligations to indemnify and defend under this Article X.

               If the Indemnifying Party acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall defend such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not enter into any settlement that does not fully and finally release the Indemnified Party from all claims, unless consented to by the Indemnified Party. The Indemnifying Party may only assume control of such defense if (i) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article X and (ii) the AD DAMNUM is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article X and
          (iii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnified Party and the Indemnifying Party have conflicting interests or different defenses available with respect to such suit or proceedings, the reasonable fees and expenses of one counsel to the Indemnified Party shall be considered "Losses" for purposes of this Agreement. The Indemnified Party will cooperate fully in such defense, including without limitation by making available to the Indemnifying Party all books, records and documents within the Indemnified Party's control or that it can reasonably obtain relating to the Third Party Claim, and all costs or expenses incurred by it at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnified Party may, at the Indemnifying Party's cost and expense, at any time to prevent default or protect its interests file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests due to the failure of the Indemnified Party to diligently defend such action. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this
          Section 10.4(a).

               (b) Other Claims. In the event any Indemnified Party should have a claim under this Article X against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice (the "Indemnity Notice") and the details thereof, including an estimate of the claimed Losses, copies of all relevant information and documents to the Indemnifying Party within a period of 30 days following the discovery of the claim by the Indemnified Party (the "Claim Notice Period"). The failure by any Indemnified Party to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within a period of 20 days after the receipt of the Indemnity Notice by the Indemnifying Party whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X with respect to such claim.

SECTION 10.5      MONETARY LIMITATIONS ON INDEMNIFICATION.

         No amount of indemnity shall be payable by an Indemnifying Party in the case of a claim by any Indemnified Party under Section 10.2(a) or Section 10.3(a) unless, until and only to the extent that such Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of Four Hundred Thousand Dollars ($400,000) (the "Deductible Amount") whereupon such Indemnified Party shall be entitled to claim indemnification for the amount in excess of the Deductible Amount, provided that, except for claims relating to Environmental Clean-Up Activities or for fraud, in no event shall the aggregate indemnity amount payable by any Indemnifying Party under Section 10.2(a) and 10.2(b), in the case of Rexam PLC, and 10.3(a) and 10.3(b), in the case of the Purchaser, exceed Twenty Five Million Dollars ($25,000,000). Notwithstanding the foregoing, nothing in this Section 10.5 shall be construed to limit the right of either party to enforce the provisions of Section 5.9 hereof or provisions of Sections 5.5(b), (c), (e), (g), (h), (k) and (l), 5.6(b), 5.9(c) and (d),
5.13(b), 7.2(b), (c) and (d) or


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


any other payment or indemnification covenant contained in this Agreement, in each case in accordance with its respective terms.

SECTION 10.6      EXCLUSIVE REMEDIES.

         The sole and exclusive remedies for any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto shall be governed by this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, however, that, in the event of a breach of the Agreement that does not result in termination of the Agreement by the non-breaching party, the foregoing shall not limit the availability to any party hereof of injunctive and other equitable relief, including specific performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

SECTION 10.7      TIME LIMITS ON CLAIMS.

         No claim or action shall be brought under this Article X hereto for breach of a representation or warranty more than one year following the Closing Date. Notwithstanding the foregoing, however, or any other provision of this
Agreement:

         (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made in or pursuant to Section 3.5 (title to shares).

         (ii) Any claim pursuant to Section 3.18 (environmental) may be brought at any time within three years after the Closing Date.

         (iii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.21 (taxes) may be brought at any time until the underlying Tax obligation is barred by the applicable period of limitation under applicable laws relating thereto.

         Any claim not made within the foregoing relevant time period shall expire and be forever barred thereafter.

SECTION 10.8      TAX EFFECT AND INSURANCE.

         The liability of the Indemnifying Party with respect to any Loss shall be reduced by the Tax benefit actually realized and any insurance proceeds received by the Indemnified Party as a result of any such Losses and shall include any tax detriment actually suffered by the Indemnified Party as a result of such Losses. The amount of any such Tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of


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


timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnifying Party, as adjusted to give effect to any such Tax benefit or detriment, will make the Indemnified Party as economically whole as is reasonably practical with respect to the Losses upon which the Indemnified Party's claim is based.

                                   ARTICLE XI
                                  MISCELLANEOUS

SECTION 11.1      FEES AND EXPENSES.

         All costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement; provided that Purchaser will pay for (i) all recording fees, title insurance premiums for any title insurance, surveyor's fees for any survey, title examination, escrow and other fees charged by any title insurer (but not transfer taxes, deed stamps or similar costs in connection with the conveyance of real property), (ii) any sales tax payable as a result of the Transactions, and (iii) all filing fees incurred in connection with filings required of Purchaser or any Selling Party or any of their respective Affiliates under the HSR Act or any Foreign Antitrust Law.

SECTION 11.2.     AMENDMENTS.

         This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

SECTION 11.3.     NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         IF TO PURCHASER:                   FiberMark, Inc.
                                            161 Wellington Road
                                            P.O. Box 498
                                            Brattleboro, VT  05302
                                            Attn:    Alex Kwader, President
                                            Telephone:        (802) 257-0365
                                            Facsimile:        (802) 257-5900

         COPY TO:                           Hale and Dorr LLP
                                            60 State Street
                                            Boston, MA  02109
                                            Attn:    Edward Young, Esq.
                                            Telephone:        (617) 526-6659
                                            Facsimile:        (617) 526-5000


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


         IF TO REXAM PLC OR TO              Rexam PLC
         A SELLING PARTY:                   4 Millbank
                                            London SW1P 3XR
                                            Attn:    David Gibson
                                            Telephone:  44 207 227 4130
                                            Facsimile:  44 207 227 4139

                                            and

                                            Rexam Inc.
                                            4201 Congress Street
                                            Suite 340
                                            Charlotte, North Carolina  28209
                                            Attn:    Frank C. Brown
                                            Telephone:  (704) 551-1520
                                            Facsimile:  (704) 551-1572

         COPY TO:                           Moore & Van Allen PLLC
                                            Bank of America Corporate Center
                                            100 N. Tryon Street, Floor 47
                                            Charlotte, North Carolina 28202-4003
                                            Attn:    Stephen D. Hope
                                            Telephone:  (704) 331-1036
                                            Facsimile:  (704) 331-1159

Any party may change the address to which notices to it are to be sent by giving notice of such change to the other party in accordance with this Section.

SECTION 11.4      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 11.5      ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

         This Agreement, the Confidentiality Agreement, the Exhibits and Schedules hereto, and the agreements, documents and instruments delivered pursuant hereto contain the final, complete and exclusive statement of the agreement between the parties with respect to the Transactions and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are superseded hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This


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


Agreement shall not confer any rights or benefits upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

SECTION 11.6      SEVERABILITY.

         Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 11.7      GOVERNING LAW.

         This Agreement shall be construed interpreted, enforced and governed by and under the laws of the State of Delaware without regard to its choice of law rules.

SECTION 11.8      VENUE.

         Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event any dispute that the parties fail to resolve arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than courts set forth above. In any such proceeding, the parties agree to accept service of process by mail at the addresses herein provided for notice.

SECTION 11.9      TIME OF ESSENCE.

         Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 11.10     EXTENSION; WAIVER.

         At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing


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


signed by or on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 11.11.    ASSIGNABILITY.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser, provided that no such assignment shall release Purchaser from its obligations under this Agreement. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 11.12     NO SURVIVAL.

         None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except as provided in Section 10.1 and except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Closing.

SECTION 11.13     CAPTIONS.

         The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

SECTION 11.14     EXHIBITS AND SCHEDULES.

         Each Exhibit and Schedule hereto referred to in this Agreement is hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. Disclosures made in the Schedules, or any part thereof, shall be deemed to be disclosures with respect to all representations and warranties made by the Selling Parties with respect to this Agreement.

SECTION 11.15     RISK OF LOSS.

         After each Closing Time, all risk of loss or damage to the Purchased Assets relating to such Closing Time shall be borne by Purchaser.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, each of the below parties has executed this Purchase Agreement as of the date first written above.


                                FIBERMARK, INC.


                                By:  /s/ Bruce Moore
                                     ------------------------------
                                Name:    Bruce Moore
                                     ------------------------------
                                Title: Vice President and Chief Financial
                                       Officer
                                       -----------------------------



                                REXAM PLC


                                By:/s/ Rudolph Kalveks
                                   ------------------------
                                Name:    Rudolph Kalveks
                                     ----------------------
                                Title: Director - Corporate  Development
                                      -----------------------------------



                                MITEK R-1 HOLDING COMPANY


                                By: /s/ Frank C. Brown
                                    -----------------------
                                Name:    Frank C. Brown
                                     ----------------------
                                Title:   President
                                      -----------------------------



                                REXAM CFP LIMITED


                                By:      /s/ S.A. Bull
                                   --------------------------------
                                Name:    S.A. Bull
                                     ------------------------------
                                Title:   Director
                                      ---------------------




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


                                 SCHEDULE 5.5(G)

         SECTION 1 DEFINITIONS. For the purposes of this Schedule 5.5(g), the following terms shall have the following meanings:

               "Actuary" means the actuary appointed by the Rexam Scheme from time to time under the Pensions Act 1995.

               "AVCs" means additional voluntary contributions paid by Members to the Rexam Scheme.

               "claim" includes a claim by any person (including a trade union, a governmental or statutory or local authority or commission).

               "Continuing U.K. Employee" is defined in Section 2.1 of this
          Schedule 5.5(g).

               "Employment Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

               "Exempt Approved Scheme" shall have the meaning as set forth in
          Section 592, Taxes Act 1988 and "Exempt Approved" shall be construed accordingly.

               "liability" and "liabilities" includes any award, compensation, damages, fine, loss, order, payment made by way of settlement, costs and expenses (including legal expenses on an indemnity basis) properly incurred in connection with a claim and also includes the costs and expenses of any investigation by the Equal Opportunities Commission, the Commission for Racial Equality or an officer appointed by the Secretary of State under The Employment Rights Act 1996, Part II and of implementing any requirements which may arise from any such investigation.

               "Member" means, at any time or during any period specified in this Schedule 5.5(g), a contributing member of the Rexam Scheme.

               "Membership Transfer Date" means the three month anniversary of the Closing Date or such other date as the parties may agree in writing.

               "Purchaser's Scheme" means the retirement benefits scheme referred to in Section 3.3 of this Schedule and, where the context requires, includes the trustees thereof.

               "Rexam Scheme" means the Rexam Pension Plan established by a deed dated March 27, 2000, and where the context requires, the trustees or managers thereof.

               "Rules" means the trust deeds and rules and other documents governing the Rexam Scheme as set forth in this Schedule 5.5(g).

               "Transitional Period" means the period from and including the Closing Date of up to but excluding the Membership Transfer Date.

Capitalized terms used in this Schedule 5.5(g) that are not defined in this Agreement shall have the meanings set forth in the Rules or if not defined herein or therein shall have the meanings, where the context allows, as in the Pension Schemes Act 1993.

         SECTION 2. ASSET SELLER ACTIVE EMPLOYEES

2.1 The Selling Parties and Purchaser acknowledge and agree that as required by the Employment Regulations the contracts of employment between the Asset Seller and the Asset Seller's Active Employees and the Terms of Settlement - Wages and Conditions Application 2000/2001 between the Asset Seller and the Transport and General Workers Union covering the Active Employees of the Asset Seller will remain in effect after the Closing as if originally made between Purchaser and such Active Employees or between Purchaser and the relevant trade union (as the case may be) and that at the Closing such Active Employees shall become "Continuing U.K. Employees" for purposes of this Agreement.

2.2 The Asset Seller shall discharge all its obligations in respect of its Active Employees up to the Closing and Rexam PLC shall indemnify Purchaser against all liabilities arising from the Assets Seller's failure to do so.

2.3 Purchaser shall from and after the Closing discharge all the obligations of the employer in relation to the Continuing U.K. Employees and shall indemnify Rexam PLC and its Affiliates against all liabilities arising from Purchaser's failure to do so.

2.4 Rexam PLC shall indemnify Purchaser against any liability relating to a Continuing U.K. Employee or former employee of the Asset Seller which arises out of any act or omission by the Asset Seller or any other event, matter or circumstance (including any failure by the Asset Seller to comply with Regulation 10 of the Employment Regulations or in respect of an award of compensation under Regulation 11 thereof arising from such failure; provided that Rexam PLC shall not be obligated to defend Purchaser for any failure or award of compensation which results from Purchaser's failure to comply with its obligations under such Employment Regulations and/or to provide the Selling Parties with information necessary for Rexam PLC to comply with such Employment Regulations) occurring before the Closing excluding any liability referred to in Section 2.5 of this Schedule.

2.5 Purchaser shall indemnify Rexam PLC and its Affiliates against any liability relating to a Continuing U.K. Employee which arises out of or in connection with:

         (a) the termination of his employment, a change to a term of his employment (including removal of or a change to a benefit under an occupational pension scheme), any act or omission by Purchaser or any other event, matter or circumstance in each case occurring at or after the Closing; or

         (b) a complaint or failure by Purchaser to comply with Regulation 10(3) of the Employment Regulations or in respect of an award of compensation under Regulation 11 thereof arising from such complaint.

2.6 If the contract of employment of any Continuing U.K. Employee is found or alleged not to have effect after the Closing as if originally made with Purchaser as a consequence of the transactions under this Agreement other than by virtue of Regulation 5(4A) of the Employment Regulations, Purchaser agrees that:

         (a) in consultation with the Asset Seller (which for the purpose of this clause shall mean the Asset Seller or any of its Affiliates where appropriate), it will, within 14 days of being so requested by the Asset Seller (as long as the request is made no later than 14 days after the Asset Seller becomes aware of such finding or allegation), make to that Continuing U.K. Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

         (b) the offer to be made will be such that none of the terms and conditions of the new contract (other than any terms and conditions relating to the identity of the employer) will differ from the corresponding provision of the Continuing U.K. Employee's contract of employment immediately before the Closing.

         Upon that offer being made (or at any time after the expiry of the 14 days if the offer is not made as requested), the Asset Seller shall terminate the employment of the Continuing U.K. Employee by giving due notice and or making an appropriate payment in lieu of notice and complying with all relevant dismissal procedures required by law and taking all reasonable steps to mitigate any damages or compensation which might be awarded to the persons concerned and subject to the Asset Seller acting in that way Purchaser shall indemnify the Selling Parties against any liability which arises out of or in connection with the employment of that Continuing U.K. Employee after the Closing until such termination and against any liability which arises out of or in connection with such termination.

2.7 If the contract of employment of any person who is not a Continuing U.K. Employee is found or alleged to have effect after the Closing as if originally made with Purchaser as a consequence of the transactions under this Agreement, the Asset Seller or any its Affiliates where appropriate agrees that:

                  (a) in consultation with Purchaser, it will, within 14 days of being so requested by Purchaser (as long as the request is made no later than 14 days after Purchaser becomes aware of such finding or allegation) make to that person an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

                  (b) the offer to be made will be such that none of the terms and conditions of the new contract will differ from the corresponding provision of that person's contract of employment immediately before the Closing.

         Upon that offer being made (or at any time after the expiry of the 14 days if the offer is not made as requested), Purchaser shall terminate the employment of the person concerned by giving due notice and or making an appropriate payment in lieu of notice and complying with all relevant dismissal procedures required by law and taking all reasonable steps to mitigate any damages or compensation which might be awarded to the persons concerned and subject to Purchaser acting in that way the Asset Seller or any of its Affiliates where appropriate shall indemnify Purchaser against any liability which arises out of or in connection with the employment of such person after the Closing until such termination and against any liability which arises out of or in connection with such termination.

         SECTION 3. ASSET SELLER PENSION PLAN

3.1 If during the Transitional Period any of the Continuing U.K. Employees are transferred from the employment of Purchaser to an Affiliate of Purchaser (the "New Employer"), Rexam PLC shall, at the request of Purchaser, use all reasonable efforts to cause the New Employer to be duly admitted to participation in the Rexam Scheme with effect from the date of such transfer or if more than one such transfer occurs with effect from the date of the first such transfer. If for any reason the New Employer is not duly admitted to participation in the Rexam Scheme then in respect of the Continuing U.K. Employees transferred to it the day next following the date of such transfer shall be the Membership Transfer Date in relation to those Continuing U.K. Employees and this
         Schedule 5.5(g) shall take effect accordingly. Subject to the New Employer being so admitted, the New Employer and Purchaser shall be treated as one of the purposes of this Schedule 5.5(g).

3.2 (A) Purchaser will participate in the Rexam Scheme throughout the Transitional Period in respect of those Continuing U.K. Employees who are or are entitled to be Members subject to the treatment of the Rexam Scheme as an Exempt Approved Scheme not being prejudiced (which consent Rexam PLC shall use its reasonable efforts to obtain) and to Purchaser complying with the terms of this Schedule 5.5(g) and the Rules in all material respects.

                  (B) Purchaser and Rexam PLC shall use their respective reasonable efforts to procure that the Continuing U.K. Employees who are Members remain in contracted-out employment by reference to the Rexam Scheme through the Transitional Period.

                  (C) Purchaser undertakes that it will not, and will procure that none of Purchaser's Affiliates will, during or in respect of the Transitional Period:

                           (1) do or omit to do any act or thing whereby the
                  approval of the Rexam Scheme as an Exempt Approved Scheme or the Rexam Scheme as a contracted-out scheme would or might be prejudiced;

                           (2) exercise any power or discretion under the Rules
                  except on payment of such additional contribution as the Actuary determines and on such other terms as the Rexam Scheme may reasonably require;

                           (3) increase the pensionable earnings of any
                  Continuing UK Employees who are Members without the consent of Rexam PLC.

                  (D) Purchaser shall procure the prompt payment to or to the order of the Rexam Scheme of the following in respect of the Transitional Period or the part thereof in which Purchaser is participating in respect of those of the Continuing U.K. Employees who are Members from time to time:

                           (1) In respect of employer's contribution to the
                  Rexam Scheme from Closing Date: 19.9% of Gross Earnings;

                           (2) Members' contributions at the rate required under
                  the Rules; and

                           (3) the Members' AVCs.

                  Purchaser acknowledges that these contributions are paid monthly to the Trustees on or before the 19th of the month following the month of collection.

                  (E)      Rexam PLC undertakes that:

                           (1) it will not do or omit to do anything during or
                  in relation to the Transitional Period which would or might prejudice the approval of the Rexam Scheme as an Exempt Approved Scheme;

                           (2) it will indemnify and keep indemnified and hold
                  harmless on a continuing basis Purchaser against all and any liability to make any contribution or payment to or in connection with the Rexam Scheme with respect to the Transitional Period other than to pay contributions pursuant to Section 3.2(D) of this Schedule;

                           (3) it will maintain the Rexam Scheme in full force
                  and effect; and

                           (4) it will give at least one month's written notice
                  to Purchaser of the exercise of a power or discretion under the Rexam Scheme in a way that would adversely affect in a material way Purchaser and/or all or any of its Employees.

         The parties to this Agreement do not intend that any part of this
         Schedule 5.5(g) will be enforceable by virtue of the Contracts (Right of Third Parties) Act 1999 by any person not a party to it.

3.3 (A) Not later than two months before the Membership Transfer Date Purchaser will provide to Rexam PLC particulars of one or more proposed pension schemes which Purchaser intends to be Purchaser's Scheme for the purposes of this Schedule 5.5(g). The scheme (or each such scheme) must be a scheme which satisfies the terms of this Section 3.3.

               (B) Purchaser will procure that Purchaser's Scheme:

                           (1) is established and wholly administered in this
                  United Kingdom;

                           (2) is Exempt Approved (or designed so as to be
                  capable of such approval) or approved under section 630, Taxes Act 1988; and

                           (3) is contracted-out within the meaning of the
                  Pension Schemes Act 1993 and a scheme to which the Rexam Scheme is permitted by law to make a transfer payment in respect of the entire rights under the Rexam Scheme of the Members (including contracted-out rights).

                  (C) Without restricting the Purchaser's ability to amend the Purchaser's Scheme after the Membership Transfer Date, Purchaser will at the outset offer to each Continuing U.K. Employee who is a Member immediately before the Membership Transfer Date, membership in Purchaser's Scheme with benefits and on terms that are substantially no less favorable overall in value for the generality of the members than those which would have applied under the Rexam Scheme if he had continued in membership after the Membership Transfer Date (assuming that the Rexam Scheme is not altered after the Closing except as mentioned in any document referred to in this Schedule 5.5(g)).

3.4 Purchaser will not, and will procure that Purchaser's Affiliates and Purchaser's Scheme will not, take any action or provide any assistance to any person which might or would result in a claim or in the Rexam Scheme transferring a smaller or a larger amount than the cash equivalent to Purchaser's Scheme.

3.5 (A) In this Section 3.5, the "Statutory Provisions" means those provisions of the Pensions Act 1995 and the regulations which are listed below.

                  (B) Purchaser hereby irrevocably nominates Rexam PLC to act on its behalf in relation to the Statutory Provisions and the Rexam Scheme or, where the relevant provision of the Statutory Provision does not allow for such nomination, Purchaser waives any right it may have under the provision.

                  (C) Pursuant to Section 3.2 of this Schedule, Rexam PLC may do all such reasonable acts (including, without limitation, the giving of such consents and the execution of all such documents on behalf of, in the name of, Purchaser) as Rexam PLC may consider necessary in connection with the Statutory Provisions.

                  (D) The provisions of this Section 3.5 may be amended or revoked in whole or in part at any time by agreement in writing between Purchaser and Rexam PLC.

                  (E) Purchaser will observe and perform the provisions set out in this Section 3.5 as if they were included in the deed under which Purchaser participates in the Rexam Scheme provided it does not impose any financial obligations or liability on Purchaser.

------------------------------------------------------------ ---------------------------------------------------------
PROVISIONS                                                   SUMMARY OF SUBJECT MATTER
                                                             (The summary is for convenience only and
                                                              does not set out any obligation)

------------------------------------------------------------ ---------------------------------------------------------
The Occupational Pension Schemes                             Holding Company (principal employer) may
(Contracting-out) employer) Regulations 1996,                give notice required or authorized to be given
Regulation 12                                                under the Regulations on behalf of subsidiary
                                                             (participating
------------------------------------------------------------ ---------------------------------------------------------
Section 18, Section 21(9) Pensions Act 1995.                  Appointment of "appropriate person"
The Occupational Pension Schemes (Member-                     nominated by the employers o a multi-
nominated Trustees and Directors) Regulations                 employer scheme to act for them for the
1996 Schedule 3 paragraph 1(1)(g)                             purpose of making proposals for an
                                                              procedure for adopting alternative arrangements
                                                              under the member-nominated director provisions.
------------------------------------------------------------ ---------------------------------------------------------
Section 35(5)(b) Pensions Act 1995                           Consultation required by the trustees with the employer
                                                             in relation to the written statement of investment
The Occupational Pension Schemes (Investment) Regulations    principles.  Nomination of a person by the employers to
1996, Regulation 11(1)(a).                                   act as their representative for the above purpose.

------------------------------------------------------------ ---------------------------------------------------------
Section 37(4)(c) Pensions Act 1995.  The Occupational        Payment of surplus to employer from ongoing scheme.
Pension Schemes (Payments to Employers) Regulations 1996,    Where power to pay surplus is conferred on the
Regulation 13.                                               employer, it is exercisable by the trustees but only
                                                             when the employer has asked for or consented to its
                                                             exercise in the manner proposed. Nomination of a
                                                             person by the employers to act as their representative for the above purpose.
------------------------------------------------------------ ---------------------------------------------------------
Section 58 Pensions Act 1995.  The Occupational Pension      Minimum funding requirement, consultation over contents
Schemes (Minimum Funding Requirement and Actuarial           of schedule of contributions.  Schedule to show matters
Valuations) Regulations 1996 Schedule 5 paragraph 2.         agreed by the trustees an employer Agreement of
                                                             revision of schedule.  Application to OPRA to extend
                                                             schedule period.  Nomination by the employers of a
                                                             person to act as their representative.
------------------------------------------------------------ ---------------------------------------------------------